Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Highline Management, Inc. and Limited Partners of

GPB Automotive Portfolio, LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GPB Automotive Portfolio, LP (the “Partnership”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Partnership as of December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Partnership’s largest subsidiary’s credit agreement expires and becomes due and payable in February 2022, and at present, no agreement has been reached to refinance the debt. In addition, restrictions have been placed on the subsidiary’s ability to transfer funds up to the parent to satisfy its obligations as they come due. These conditions, among others, raise substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Partnership has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842 – Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of goodwill and franchise rights

As discussed in Note 2 and Note 8 to the consolidated financial statements, the Partnership had goodwill and indefinite-lived franchise rights intangible assets with a book value of $142,065,000 and $126,139,000, respectively, at December 31, 2020. As discussed in Note 2 to the consolidated financial statements, the Partnership assesses its goodwill and franchise rights intangible assets for impairment using a quantitative assessment on October 1, of each year. During the second quarter of 2020, the Partnership identified potential impairment triggering events at all its dealership locations. The quantitative annual assessment of franchise rights was performed at each individual dealership location as of October 1, 2020, and the quantitative annual assessment of goodwill was performed at each reporting unit level as of October 1, 2020. As a result of these evaluations, Management recorded an impairment charge of $822,000 which was equal to the difference between the fair value and the carrying value of the franchise rights intangible assets. No impairment charge for goodwill was required in 2020.

We identified the Partnership’s assessment of potential impairment triggering events and the quantitative impairment evaluation over goodwill and franchise rights intangible assets as a critical audit matter due to the significant measurement uncertainty in evaluating the quantitative factors including the estimated range of blue sky multiples used to determine the fair value of goodwill reporting units and franchise rights intangible assets at the individual dealership level. As such, there is a high degree of auditor judgement and subjectivity, and significant audit effort was required in performing procedures to evaluate management’s significant estimates and assumptions.

Addressing the critical audit matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) comparing key financial metrics at the dealership level to historical, same store trends and industry trends, including dealership level revenue growth and profitability, and evaluating differences for potential indicators of impairments; (ii) comparing the range of blue sky multiples used to determine the estimated fair value of goodwill and franchise rights intangible assets to the actual blue sky multiples used in recent comparable dealership sales; and (iii) performing sensitivity analyses over significant estimates and assumptions used in the calculation of blue sky and franchise rights intangible assets fair value. We involved valuation professionals with specialized skills and knowledge to evaluate the reasonableness of Management’s estimates and assumptions related to the calculation of blue sky and franchise rights intangible assets fair value.

Loss Contingencies

As discussed in Note 17 to the consolidated financial statements, the Partnership and its General Partner are subject to legal claims, suits, and regulatory investigations and complaints. The resolution of matters could result in adverse consequences to the Partnership and its operating subsidiaries. The Partnership records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and when a liability is probable. Where the reasonable estimate of the probable loss is a range, management records the most likely estimate of the loss, or the low end of the range if there is no one best estimate. Management either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable and appropriate, or states that such an estimate cannot be made. Management discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if management believes there is at least a reasonable possibility that a loss may be incurred.

We identified the assessment of loss contingencies relating to pending legal claims, suits, and regulatory investigations and complaints as a critical audit matter due to the significant judgements required by management in assessing the likelihood of a loss being incurred and in estimating the loss or range of loss for each matter. As such, there is a high degree of auditor judgement and subjectivity, and significant audit effort was required in performing procedures to evaluate management’s assessment of loss contingencies.

Addressing the critical audit matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) obtaining and evaluating the letters of audit inquiry with internal and external legal counsel; (ii) evaluating the reasonableness of management’s assessment regarding whether an unfavorable outcome is reasonably possible or probable and reasonably estimable; and (iii) evaluating the sufficiency of the Partnership’s disclosures related to legal proceedings.

/s/ EisnerAmper LLP

We have served as the Partnership’s auditor since 2018.

EISNERAMPER LLP

Iselin, New Jersey

May 14, 2021

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash	$120,985	$40,313
Restricted cash, current portion	—	12,373
Contracts in transit	38,464	55,878
Receivables, net of allowance for doubtful accounts	36,441	46,253
Assets held for sale	94,532	75,326
Due from related parties, current portion	4,943	5,737
Inventories	260,116	491,223
Leased rental/service vehicles	12,463	15,633
Prepaid expenses and other current assets	11,814	16,192

Total current assets	579,758	758,928

Non-current assets:
Restricted cash, net of current portion	14,427	15,000
Property and equipment, net	248,613	340,173
Goodwill	142,065	172,382
Franchise rights	126,139	174,486
Right-of-use assets – operating	51,479	51,212
Right-of-use assets – finance	25,953	28,029
Due from related parties, net of current portion	—	975
Other assets	10,538	6,275

Total non-current assets	619,214	788,532

Total assets	$1,198,972	$1,547,460

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

(Dollars in thousands)

	December 31,
	2020	2019
Liabilities and Partners’ Capital
Liabilities:
Current liabilities:
Floorplan payable	$280,953	$530,652
Accounts payable	35,246	34,225
Accrued expenses and other current liabilities	32,080	53,650
Liabilities held for sale	2,340	—
Notes payable – related party, current portion	12,308	33,068
Long-term debt, current portion	21,119	40,799
Operating lease liabilities, current portion	4,532	4,213
Finance lease liabilities, current portion	1,471	1,414
Leased vehicle liability	12,510	15,585
Redeemable non-controlling interests, current portion	18,450	11,786
Due to related parties	2,471	3,016

Total current liabilities	423,480	728,408

Non-current liabilities:
Long-term debt, net of current portion	242,913	259,959
Operating lease liabilities, net of current portion	48,354	48,194
Finance lease liabilities, net of current portion	26,237	27,748
Notes payable – related party, net of current portion	2,871	13,574
Redeemable non-controlling interests, net of current portion	9,973	11,995
Other liabilities	5,205	4,764

Total non-current liabilities	335,553	366,234

Total liabilities	759,033	1,094,642

Commitments and contingencies (see Footnote 17)
Partners’ capital:
Partners’ capital attributable to the Partnership	308,865	328,592
Non-controlling interests	131,074	124,226

Total partners’ capital	439,939	452,818

Total liabilities and partners’ capital	$1,198,972	$1,547,460

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Revenues:
New vehicle retail sales	$1,228,612	$1,538,150	$1,420,834
Used vehicle retail sales	687,444	785,686	660,727
Used vehicle wholesale sales	98,017	152,315	163,002
Service, body, and parts sales	268,764	338,803	293,837
Finance and insurance sales	94,412	110,070	86,836

Total revenues	2,377,249	2,925,024	2,625,236

Costs of sales:
New vehicle retail cost	1,148,887	1,452,279	1,340,776
Used vehicle retail cost	638,750	733,853	612,174
Used vehicle wholesale cost	94,299	153,705	166,899
Service, body, and parts cost	116,835	152,544	136,259

Total cost of sales	1,998,771	2,492,381	2,256,108

Gross profit	378,478	432,643	369,128

Operating expenses:
Selling, general and administrative expenses	308,396	363,764	331,021
Loss (gain) on sale of dealerships, property and equipment	13,030	(449)	1,211
Managerial assistance fee, related party	12,934	12,930	11,923
Rent expense	8,331	8,163	4,849
Asset impairment	3,784	26,266	93,171
Depreciation and amortization	11,337	12,601	10,560

Total operating expenses	357,812	423,275	452,735

Operating income (loss)	20,666	9,368	(83,607)

Other income (expense):
Floorplan interest	(10,502)	(21,791)	(18,080)
Interest expense	(13,669)	(17,669)	(16,944)
Interest expense to related parties	(5,894)	(6,300)	(5,793)
Interest income	255	723	214
Interest income from related parties	78	75	229
Other income	1,632	1,454	3,923

Total other expense, net	(28,100)	(43,508)	(36,451)

Net loss	(7,434)	(34,140)	(120,058)

Net income (loss) attributable to non-controlling interests	11,873	8,425	(19,137)

Net loss attributable to the Partnership	$(19,307)	$(42,565)	$(100,921)

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Partners’ Capital

(Dollars in thousands)

	GPB Auto SLP, LLC	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B-1 Limited Partners	Total Controlling Interests	Non- Controlling Interests	Total
Partners’ capital – December 31, 2017	$—	$194,136	$93,283	$42,598	$18,627	$348,644	$123,273	$471,917
Cumulative effect of change in accounting principle – revenue recognition	—	2,578	1,239	566	247	4,630	3,177	7,807
Partners’ capital contributions	1,900	114,585	43,766	18,567	6,565	185,383	8,557	193,940
Unit issuance costs	—	(12,480)	(4,693)	(417)	(170)	(17,760)	—	(17,760)
Distributions	—	(26,579)	(12,237)	(5,687)	(2,290)	(46,793)	(367)	(47,160)
Redemptions	—	(1,130)	(430)	(47)	—	(1,607)	—	(1,607)
Net loss	(1,900)	(56,898)	(25,413)	(11,925)	(4,785)	(100,921)	(19,137)	(120,058)

Partners’ capital – December 31, 2018	$—	$214,212	$95,515	$43,655	$18,194	$371,576	$115,503	$487,079
Partners’ capital contributions	—	—	—	—	—	—	307	307
Unit issuance costs	—	—	—	(299)	(120)	(419)	—	(419)
Distributions	—	—	—	—	—	—	(9)	(9)
Net (loss) income	—	(25,261)	(10,364)	(4,927)	(2,013)	(42,565)	8,425	(34,140)

Partners’ capital – December 31, 2019	$—	$188,951	$85,151	$38,429	$16,061	$328,592	$124,226	$452,818
Partners’ capital contributions	—	—	—	—	—	—	345	345
Unit issuance costs	—	—	—	(300)	(120)	(420)	—	(420)
Distributions	—	—	—	—	—	—	(5,370)	(5,370)
Net (loss) income	—	(11,381)	(4,857)	(2,246)	(823)	(19,307)	11,873	(7,434)

Partners’ capital – December 31, 2020	$—	$177,570	$80,294	$35,883	$15,118	$308,865	$131,074	$439,939

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(7,434)	$(34,140)	$(120,058)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,331	10,725	10,560
Amortization of right-of-use assets – finance	2,006	1,876	—
Amortization of right-of-use assets – operating	4,951	5,093	—
Amortization of capitalized guarantee costs in interest expense to related party	127	127	207
Amortization of debt issuance costs in interest expense to related party	1,849	1,960	1,636
Amortization of debt issuance costs in interest expense	1,010	719	685
Asset impairment	3,784	26,266	93,171
Loss (gain) on disposal of property and equipment	4,644	401	(8)
Loss (gain) loss on disposal of dealerships, net	8,386	(850)	1,028
Increase (decrease) in interest rate swap liability in interest expense	836	—	(290)
Net income attributable to non-controlling interest liability	—	—	(3,661)
Non-controlling interest valuation adjustment	—	—	2,542
Bad debt (recovery) expense	2,287	(327)	547
Other adjustments to reconcile net loss	278	491	349
Changes in operating assets and liabilities, net of effects from business combinations:
Contracts in transit	17,413	(5,424)	414
Receivables	8,769	(5,802)	5,318
Due from related parties	3,335	(190)	(1,189)
Inventories	169,214	33,571	30,376
Prepaid expenses and other current assets	4,776	(5,420)	210
Leased rental/service vehicles	3,170	(5,546)	1,079
Other assets	(2,387)	6,196	(5,528)
Floorplan payable, trade, net	(35,525)	(428)	(5,858)
Accounts payable	(231)	7,094	536
Accrued expenses and other current liabilities	(21,243)	17,079	7,245
Payments on lease liabilities – operating	(4,570)	(4,692)	—
Due to related parties	(297)	(1,621)	983
Leased vehicle liability	(3,075)	5,428	(1,009)
Other liabilities	796	(5,683)	7,577

Net cash provided by operating activities	172,200	46,903	26,862

Cash flows from investing activities:
Payments for acquisition of dealerships	—	(106,509)	(62,102)
Purchase of property and equipment	(8,364)	(24,481)	(75,218)
Proceeds from disposition of property and equipment	74,150	9,304	746
Proceeds from disposition of dealerships	49,479	3,765	6,574
Recovery (deposit) of cash used in dealership acquisitions	—	1,000	(10,150)
(Payment) proceeds from note receivable from related party	(3,700)	—	13,000

Net cash provided by (used in) investing activities	111,565	(116,921)	(127,150)

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from financing activities:
(Payments of) proceeds from floorplan debt, non-trade, net	(140,876)	12,801	(5,713)
Proceeds from long-term debt	33,148	9,637	47,421
Payments of long-term debt	(70,939)	(32,085)	(18,232)
Payments of finance lease liabilities	(1,454)	(1,214)	—
Payments of debt issuance costs to related parties	—	(613)	—
Payments of deferred financing costs	(782)	—	(441)
Payments of capital lease obligations	—	—	(659)
(Payments of) proceeds from notes payable to related parties	(33,391)	3,272	—
Partners’ capital contributions	—	—	185,383
Capital contributions from non-controlling interests	345	307	8,557
Capital contributions from redeemable non-controlling interests	3,700	—	—
Unit issuance costs	(420)	(419)	(17,760)
Distributions to redeemable non-controlling interests	—	—	(373)
Distributions to partners and non-controlling interests	(5,370)	(9)	(47,160)
Redemptions	—	—	(1,607)

Net cash (used in) provided by financing activities	(216,039)	(8,323)	149,416

Net increase (decrease) in cash	67,726	(78,341)	49,128

Cash, beginning of year	67,686	146,027	96,899

Cash, end of year	$135,412	$67,686	$146,027

Supplemental cash flow information:
Reconciliation of cash and restricted cash
Cash	$120,985	$40,313	$146,027
Restricted cash, current portion	—	12,373	—
Restricted cash, net of current portion	14,427	15,000	—

Total cash and restricted cash	$135,412	$67,686	$146,027

Supplemental disclosure of cash flow information:
Cash payments for interest	$32,036	$45,852	$40,651
Supplemental schedule of non-cash investing and financing activities:
Right-of use finance lease assets assumed	$—	$24,240	$—
Finance lease liabilities assumed	—	24,240	—
Note receivable on disposition of property	2,000	—	—
Adoption of ASU 2014-09 “Revenue from Contracts with Customers” (ASC Topic 606)	—	—	7,807
Purchase of property and equipment included in accounts payable	1,252	279	1,219

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Organization, Nature of Business, Recent Events, and Liquidity

Organization

GPB Automotive Portfolio, LP (the “Partnership”, “we”, or “our”) is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated April 27, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB, through its affiliation with Highline Management, Inc., conducts and manages our business. The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. See “Footnote 18. Condensed Financial Information of Parent Company.”

In response to certain allegations brought against GPB, GPB’s then audit committee retained outside legal counsel to conduct an independent special investigation. In January 2020, in response to the audit committee’s recommendations, a series of restructuring activities were undertaken in order to, among other things: (i) further enhance our corporate management structure, with additional professionals with knowledge in the industry commensurate with the complexity and demands of the business of the Partnership; (ii) formalize, to the extent possible, the commitment to share human resources, facilities and operating assets among the entities that Partnership and its portfolio companies; and (iii) further develop our corporate governance structure and framework in order to help the Partnership achieve its goals, control risks and comply with laws, rules and regulations. Further objectives of these restructuring activities were to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional levels of responsibility within the Partnership’s governance structure and enhance internal controls.

As a key feature of this restructuring, Highline Management Inc. (“Highline”), a wholly owned subsidiary of GPB, was formed to provide management and operation support services to the GPB-managed partnerships. Highline oversees all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations pursuant to a Management Services Agreement (“MSA”). Highline’s five member board of directors (the “Board”) includes three directors who are “independent,” as that term is used in the New York Stock Exchange (“NYSE”) listed company manual. As a result, Highline provides independent oversight and review of certain aspects of our operations.

Highline’s Bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any Management Services Agreement, Resource Sharing Agreement or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent Directors. GPB has nominated and elected the initial Directors to the Board of Highline.

Highline provides the following services (“Services”) to the Partnership (but not to the dealerships owned by the Partnership, which are managed day-to-day by their own management team) pursuant to the MSA:

•	Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•	Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•	Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•	Manage the process for the audits of the financial statements of the Partnership;

•	Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 Private Placement Memorandum (the “PPM”) dated July 2018

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

•

Consult with, manage and oversee the Advisory Committee of the Partnership (the “Advisory Committee”), which must approve certain related party transactions, and will submit matters for consideration and approval by the Advisory Committee, when necessary or appropriate in accordance with the formation documents of the Partnership;

•

Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•

Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•

Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Highline Board;

•	Review and approve any material change in the investment strategy of the Partnership; and

•	Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, subject to the required approval by Highline of any such transaction that constitutes a Significant Transaction as described above. Highline’s responsibilities set forth above encompass reporting and monitoring distributions to our Limited Partners.

Pursuant to the amended order of the U.S. District Court for the Eastern District of New York (“EDNY Court”) on April 14, 2021, decisions to be made by Highline are subject to the same authority of the Monitor as are decisions to be made by GPB. See recent events below for more information.

The MSA has an initial term (“Initial Term”) of 3 years that began on January 1, 2020. Thereafter the MSA renews for successive one-year terms unless terminated in accordance with its terms.

Nature of Business

The Partnership’s principal business is the retail sale of automobiles in the northeast United States. The Partnership offers a diversified range of automotive products and services, including new vehicles, used vehicles, parts and service and automotive finance and insurance products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third party finance sources.

Recent Events

Federal Matters

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the EDNY Court. No GPB managed Partnerships were sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, GPB-managed funds, the Partnership, and subsidiaries of the Partnership promptly following his indictment.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

On October 23, 2019 a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn based on the information available. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the “Monitor”) in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the “Order”). Pursuant to the Order, Capital Holdings shall (i) grant the Monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the EDNY Court entered an amended order. See “Footnote 17. Commitments and Contingencies” for more information on the appointment of the Monitor.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

Management has determined that the following factors exist that raise substantial doubt about the Partnership’s ability to continue as a going concern:

•

As of December 31, 2020, the Partnership and its subsidiaries had total cash and restricted cash of $135.4 million, of which $3.5 million was held directly by and available to satisfy general obligations of the Partnership. Included in total cash on hand is $26.9 million held by certain subsidiaries of the Partnership that is available for use and upstreaming without restriction. The balance of $105.0 million was held by GPB Prime (the Partnership’s largest subsidiary) and is restricted to use and upstreaming to the Partnership pursuant to restrictions imposed by its lender. At December 31, 2020, obligations of the Partnership and its subsidiaries, excluding GPB Prime, due within one year exceeded its available cash on hand. As such, the Partnership does not believe that cash on hand and cash flow generated internally will be adequate to repay its liabilities arising from normal business operations when they come due, unless it obtains additional sources of financing.

•

The Partnership relies on its ability to upstream funds from its operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for the purposes of financing the purchase of new, used and loaner vehicles, and for providing operational liquidity in the form

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Notes to Consolidated Financial Statements  (Continued)

of mortgages and term debt. Amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019 restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption, or equity recapture options or agreements to any person. Our ability to meet our obligations over the shorter and longer term is dependent upon freeing up the restrictions that currently do not allow the upstreaming of funds from certain of our operating subsidiaries and negotiating extensions or replacement of our subsidiaries’ financing arrangements.

•	GPB Prime’s M&T Credit Agreement expires and becomes fully due and payable in February 2022.

Management and GPB Prime are currently in discussion with third party lenders to meet some or all of its short term and longer term liquidity needs including negotiating in good faith with M&T Bank to extend or renew the expiring Credit Agreement. The Partnership has implemented additional measures to address these factors including but not limited to the sale of real estate assets held by subsidiaries other than GPB Prime and the deferral of management fees payable to the General Partner by the Partnership. However, there can be no assurance that the Partnership and/or GPB Prime will be able to obtain sufficient additional liquidity or renew its debt on terms acceptable to them or us. See also “Footnote 17. Commitments and Contingencies” for discussion of the role of the Monitor with respect to the Partnership’s use of cash as well as indemnification obligations to GPB.

2.    Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) assuming the Partnership will continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Partnership and its subsidiaries in which we have a controlling interest. Upon consolidation, all intercompany accounts, transactions, and profits are eliminated. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). When determining which enterprise is the primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from the estimates and assumptions made in the preparation of the accompanying Consolidated Financial Statements. The significant estimates made by management in the accompanying Consolidated Financial Statements relate to inventory valuation, the fair value of assets acquired and liabilities assumed in business combinations, the valuation of goodwill and intangible franchise rights, valuation of assets held for sale, long lived assets and their depreciable lives, and reserves for potential litigation.

Non-Controlling Interests

Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Partnership. When the Partnership acquires a controlling interest in a consolidated entity, the non-controlling interest

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Notes to Consolidated Financial Statements  (Continued)

is initially recorded at fair value and subsequently adjusted for any capital transactions between the third party investors and the consolidated entity that occurs during the period and by net income (loss) attributable to non-controlling interests.

Business Combinations

The Partnership accounts for acquisitions in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 provides guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree at fair value. In a business combination, the net assets acquired, liabilities assumed and non-controlling interest in the acquired dealership are recorded as of the date of acquisition at their respective fair values. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets and identifiable intangible assets acquired is recorded as goodwill.

Transaction costs are expensed when incurred. The operating results of the acquired business are reflected in our Consolidated Financial Statements commencing on the date of the acquisition. The Partnership records the net assets of acquired businesses at fair value based, in part, upon internal estimates of cash flows and independent appraisals. Changes to the assumptions used to estimate the fair value could impact the recorded amounts of the net assets acquired and the resultant goodwill. Fair values of rights under Franchise Agreements are estimated by discounting expected future cash flows of the dealership. The fair value of real property is determined using a combination of the cost approach (the comparative unit method) and sales comparison approach (the building residual technique method).

Cash

Cash includes cash on hand and cash in bank accounts without restriction. The Partnership maintains cash balances with financial institutions that, at times, may exceed federally insured limits. Management periodically evaluates the creditworthiness of these institutions and has not experienced any losses on such deposits.

Restricted Cash

Restricted cash are funds held as collateral on outstanding letters of credit provided under the Partnership’s financing agreements with its financial institutions. As of December 31, 2020 and 2019, the Partnership held $14.4 million and $27.4 million, respectively, of restricted cash.

Additionally, certain amendments to the M&T Credit Agreement restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption or equity recapture options or agreement to any person. The cash restricted, pursuant to the M&T Agreement, is included in cash on the Consolidated Balance Sheets.

Contracts in Transit

Contracts in transit relate to amounts due from financial institutions for the portion of the vehicle sales price financed by the Partnership’s customers.

Receivables and Allowance for Doubtful Accounts

Receivables consist of the following:

•	Manufacturer receivables represent amounts due from manufacturers, including holdbacks, rebates, incentives and warranty claims.

•	Trade receivables are comprised of amounts due from customers related to sales of new and used vehicles and service, body, and parts sales.

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Notes to Consolidated Financial Statements  (Continued)

•

Finance and insurance receivables represent amounts owed to the Partnership for commissions from third-party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts.

Receivables are recorded at the invoiced amount and do not bear interest due to their short-term nature. The Partnership maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Partnership’s customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Inventories

Inventories consist primarily of new and used vehicles, and are stated at the lower of cost or net realizable value using the specific identification method. The cost of other inventories has been determined under the first-in, first-out method.

Manufacturers reimburse us for holdbacks, floor plan interest assistance and advertising assistance, which are reflected as a reduction in the carrying value of each vehicle purchased. We recognize advertising assistance, floor plan interest assistance, holdbacks, cash incentives and other rebates received from manufacturers that are tied to specific vehicles as a reduction to cost of sales as the related vehicles are sold.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation, or at the estimated fair value on the date of acquisition for property and equipment purchased in connection with a business combination. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments or the fair value of the asset at the inception of the lease, net of accumulated depreciation. Major additions and improvements which extend the useful lives of the assets are capitalized, while minor replacements, repairs, and maintenance, which do not improve or extend the lives of the assets, are expensed as incurred. When property is retired or disposed of, the cost and related accumulated depreciation are removed and the resulting gain or loss, if any, is reflected in loss on sale of dealerships, property, and equipment in the accompanying Consolidated Statements of Operations.

Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are as follows:

Property and Equipment	Useful Lives
Buildings	10 to 40 years
Leasehold improvements	Lesser of lease term or estimated useful life
Furniture, fixtures and equipment	3 to 15 years

The Partnership continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Partnership uses an estimate of the related undiscounted cash flows including its disposition over the remaining life of the property and equipment in assessing whether an asset has been impaired. Management measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value and recognizes the impairment charge as a component of operating expenses.

Leases

The Partnership determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the Partnership’s obligation to make lease payments arising from the lease. Finance leases are recorded in right-of-use assets – finance and finance lease liabilities on the Consolidated Balance Sheets. Operating leases are included in right-of-use assets-

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Notes to Consolidated Financial Statements  (Continued)

operating and operating lease liabilities on the Consolidated Balance Sheets. The classification of the Partnership’s leases as operating or finance leases, along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of lease liabilities is based on the present value of future lease payments over the lease term. As the implicit rate in the lease is not determinable, the Partnership uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The ROU asset is based on the measurement of the lease liability and also includes any lease payments made prior to or on lease commencement, and excludes lease incentives and initial direct costs incurred, as applicable. The lease terms may include options to extend or terminate the lease when it is reasonably certain the Partnership will exercise any such options. Rent expense for the Partnership’s operating leases is recognized on a straight-line basis over the lease term. Amortization expense for the ROU asset associated with its finance leases is recognized on a straight-line basis over the shorter of the useful life of the asset or the lease term. The term of the lease and interest expense associated with its finance leases is recognized on the balance of the lease liability using the effective interest method based on the estimated incremental borrowing rate.

Goodwill and Franchise Rights

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that is not individually identified and separately recognized. The Partnership’s identifiable intangible franchise rights are individual dealership rights under franchise rights agreements with vehicle manufacturers (“Franchise Agreements”) and are identified on an individual dealership basis. The Partnership expects these Franchise Agreements to continue to contribute to our cash flows for an indefinite period and, for agreements that do not have indefinite terms, the Partnership believes that renewal of these agreements will continue to be routinely renewed without substantial cost to us, based on the history with the manufacturers. The Partnership’s Franchise Agreements have been contracted for various durations, ranging from one year to those having no expiration date. Other than Franchise Agreements being terminated due to manufacturers’ business operations, and allowed by bankruptcy law, the Partnership is not aware of manufacturers terminating Franchise Agreements against the wishes of the franchise owners in the ordinary course of business. Historically in the retail automotive franchise industry, dealership franchise agreements are rarely involuntarily terminated or not renewed by the manufacturer. A manufacturer may force a franchise owner to sell a franchise when the owner is in breach of the franchise agreement over an extended period of time. The states in which the Partnership operates have automotive dealership franchise laws that typically limit the rights of a manufacturer to terminate or not renew a franchise, and the Partnership is not aware of any legislation or other factors that would materially change the retail automotive franchise system. In addition, as indicated by the Partnership’s acquisition and disposition history and evidenced in industry research, there is an active market for most automotive dealership franchises within the United States. Therefore, the Partnership attributes value to the Franchise Agreements acquired with the dealerships purchased based on the understanding and industry practice that the Franchise Agreements will be renewed indefinitely by the manufacturer. As such, the Partnership believes that its Franchise Agreements will contribute to cash flows for an indefinite period and, therefore, have indefinite lives.

The Partnership employs a geographic platform-based approach to dealership management, and based on the Partnership’s internal reporting structure, the level at which discrete financial information is available and for which operating results are regularly reviewed by component managers, and the economic similarity of its dealerships, the Partnership has determined it has five reporting units: Prime Automotive Group, the Partnership’s New England area platform; Kenny Ross Automotive Group (“KRAG”), the Partnership’s Pittsburgh area platform; New York Metro area platform; FX Caprara Group (“FX Caprara”), the Partnership’s upstate New York area platform; and the Ron Carter Group (“Ron Carter”), the Partnership’s Houston area platform. After certain dispositions in 2020, which are disclosed in “Footnote 4. Acquisitions and Dispositions”, only the Prime Automotive Group and the New York Metro area platform reporting units remain at December 31, 2020.

We test our goodwill for impairment on October 1 of each year. We evaluate our goodwill at the reporting unit level using a qualitative assessment process. If the qualitative factors determine that it is more likely than not that the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired. If the qualitative assessment determines it is more likely than not the fair value of the reporting unit is less than the carrying amount, then a quantitative valuation of our goodwill at the reporting unit level, using a market approach, is performed and an impairment would be recorded.

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Notes to Consolidated Financial Statements  (Continued)

We test our franchise rights value for impairment on October 1 of each year. We evaluated our franchise rights value using a qualitative assessment process. We have determined the appropriate unit of accounting for testing franchise rights value for impairment is each individual dealership. If the qualitative factors determine that it is more likely than not that the fair value of the individual dealership’s franchise rights value exceeds the carrying amount, the franchise rights is not impaired and the second step is not necessary. If the qualitative assessment determines it is more likely than not the fair value is less than the carrying value, then a quantitative valuation of our franchise rights value is performed, using a market approach, and an impairment would be recorded.

Goodwill and franchise rights impairment losses are charged to asset impairment in operating expenses in the Consolidated Statements of Operations.

Fair Value of Financial Assets and Liabilities

The Partnership’s financial instruments consist of cash, contracts in transit, receivables, floorplan payable, accounts payable, long-term debt and interest rate derivative instruments. Fair values for cash, contracts in transit, receivables, and accounts payable approximate carrying values for these financial instruments since they are relatively short-term in nature. The carrying amount of floorplan payable and long-term debt approximates fair value due to a short-term length of maturity or existence of variable interest rates that approximate prevailing rates.

Derivative Financial Instruments

Interest rate derivatives are recognized as assets or liabilities in the accompanying Consolidated Balance Sheets at fair value, with unrealized gains and losses from changes in fair values being recorded as a component of interest expense in the accompanying Consolidated Statements of Operations. The Partnership determines fair value for interest rate derivatives by using contractual cash flows and observable inputs comprising (as applicable) yield curves and credit spreads. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Partnership itself and that of the counter-party as required.

The Partnership utilizes derivative financial instruments for the purposes of hedging the risks of certain identifiable and anticipated transactions. Commonly, the types of risks being hedged are those relating to the variability of cash flows caused by fluctuations in interest rates. See “Footnote 11. Derivative Financial Instruments and Risk” for additional information.

Fair Value Measurements

Promulgations of the FASB have established a framework for measuring fair value, which provides a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The highest priority is assigned to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value are as follows:

Level 1:

Inputs to the Level 1 valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Partnership has the ability to access.

Level 2:

Inputs to the Level 2 valuation methodology include:

(a)	Quoted prices for similar assets or liabilities in active markets;

(b)	Quoted prices for identical or similar assets or liabilities in inactive markets;

(c)	Inputs other than quoted prices that are observable for the asset or liability; and

(d)	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

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Notes to Consolidated Financial Statements  (Continued)

Level 3:

Inputs to the Level 3 valuation methodology are unobservable and significant to the fair value measurement.

Asset and liability measurements utilizing Level 3 inputs include those used in estimating the fair value of non-financial assets and non-financial liabilities in purchase acquisitions, those used in assessing impairment of property and equipment, franchise rights, and those used in the reporting units, valuation in the annual goodwill impairment evaluation.

The fair value measurement valuation process for our non-financial assets and non-financial liabilities in purchase acquisitions, goodwill and franchise rights impairment evaluation, and our long-lived assets, which includes right-of-use assets is established by a third party valuation firm. Fair value measurements, which are based on Level 3 inputs, and changes in fair value measurements are reviewed and assessed each quarter for assets classified as held for sale, or when an indicator of impairment exists for assets classified as held and used. In certain cases, fair value measurements are based on pending agreements to sell the related assets.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Partnership believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Revenue Recognition

Revenue consists of sales of new and used vehicles, parts and service sales, and related commissions from third-party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts (collectively “F&I”). The Partnership recognizes revenue (which excludes sales taxes) in the period in which products are delivered or services are provided as all performance obligations are satisfied. The transaction price for a retail vehicle sale is specified in the contract with the customer and includes all cash and non-cash consideration. In a retail vehicle sale, customers often trade in their current vehicle. The trade-in is measured at its stand-alone selling price in the contract, utilizing various third-party pricing sources. All vehicle rebates are applied to the vehicle purchase price at the time of the sale. Sales promotions that the Partnership offers to customers are accounted for as a reduction to the sales price at the time of sale. F&I and service contract revenues are recognized upon the sale of the finance, insurance, or service contracts as the Partnership has no further performance obligations and as such as it is earned for the placement of: (i) loans and leases with financial institutions in connection with customer vehicle purchases financed, (ii) vehicle service contracts with third-party providers, and (iii) other protection products with third-party providers. An allowance for chargebacks against revenue recognized from sales of F&I products is recorded in the period in which the related revenue is recognized. The Partnership collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

Assets Held for Sale

The Partnership classifies long-lived assets (disposal groups) to be sold as held for sale in accordance with Accounting Standards Update (“ASU”) 2014-08, Presentation Of Financial Statements (Topic 205) And Property, Plant, And Equipment (Topic 360): Reporting Discontinued Operations And Disclosures Of Disposals Of Components Of An Entity (“ASU 2014-08”), in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the asset; the asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset beyond one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

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Notes to Consolidated Financial Statements  (Continued)

The fair value of a long-lived asset (disposal group) less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the asset (disposal group), as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale. Upon determining that a long-lived asset (disposal group) meets the criteria to be classified as held for sale, the Partnership reports the assets and liabilities of the disposal group for all periods presented in the line items assets held for sale and liabilities held for sale in the accompanying Consolidated Balance Sheets.

The Partnership recognizes an impairment loss if the carrying amount of the long-lived asset (disposal group) exceeds the estimated fair value of the long-lived asset (disposal group) less cost to sell. If the Partnership recognizes an impairment loss, the adjusted carrying amount of the long-lived asset (disposal group) becomes its carrying amount.

Selling, General and Administrative Expenses

The Partnership’s operating expenses include, among others, payroll expenses, administrative expenses, audit fees, professional and insurance expense, litigation related and indemnification expenses, and taxes or other governmental charges levied against the Partnership. Partnership expenses may include broken deal expenses. The Partnership is allocated from GPB a portion of the total compensation of GPB’s or its affiliates’ officers and employees relating to the time such officers or employees provide services to the Partnership or its subsidiaries.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations. Advertising expense was $15.5 million in 2020, $27.2 million in 2019, and $27.8 million in 2018. The advertising expense has been reduced by $5.0 million, $7.0 million, and $5.1 million for advertising assistance from the manufacturers earned related to vehicles sold in 2020, 2019, and 2018, respectively.

Income Taxes

The Partnership is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable by the Limited Partners. For federal and state income tax purposes, the Partnership’s limited liability company subsidiaries are not considered taxable entities of the Partnership and, accordingly, make no provision for income taxes in their separate stand-alone financial statements. The taxable income or losses of the underlying limited liability company subsidiaries’ are reportable by the Partnership, which, in turn, reports its income or loss to its partners.

Segment Reporting

The Partnership’s core strategy is to own automotive dealerships and maximize value to the Limited Partners. Our dealership operations are organized into geographic market-based dealership groups. Our Chief Operating Decision Maker (“CODM”) has been determined to be the members of our automotive strategy team and are employees of GPB and Highline. We report all of our business operations as a single segment for accounting purposes based on the financial information that is available and reviewed by the CODM in deciding how to allocate resources and in assessing performance of the Partnership. The CODM does not actively participate in the day-to-day operations of the dealerships.

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and dealerships, as described in “Footnote 17. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and the outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash.

We purchase substantially all of our new vehicles and inventory from various manufacturers at the prevailing prices charged by auto manufacturers to all franchised dealers. Our new vehicle sales could be impacted by the auto

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Notes to Consolidated Financial Statements  (Continued)

manufacturers’ inability or unwillingness to supply dealerships with an adequate supply of popular models. Our concentration of new vehicle sales for the years ended December 31, 2020, 2019, 2018 by manufacturer is summarized in the following table.

	Years Ended December 31,
	2020	2019	2018
New vehicle sales by manufacturer:
Toyota	14%	14%	16%
GMC, Buick, Chevrolet, and Cadillac	13%	15%	18%
Mercedes and Sprinter	13%	11%	11%
Ford	11%	13%	15%
Subaru	10%	10%	11%
Chrysler, Dodge, Jeep, and Ram	7%	8%	7%
BMW	7%	7%	—%
Honda	6%	5%	5%
Audi	4%	4%	4%
Porsche	3%	2%	2%
Acura	3%	3%	3%
Mazda	3%	2%	1%
Land Rover	2%	2%	1%
VW	2%	1%	1%
Volvo	1%	1%	2%
Mini	1%	1%	—%
Hyundai	—%	1%	1%
Kia	—%	—%	1%
Nissan	—%	—%	1%
Airstream	—%	—%	—%

Total	100%	100%	100%

We depend on our manufacturers to provide a supply of vehicles which supports expected sales levels. In the event that manufacturers are unable to supply the needed level of vehicles, our financial performance may be adversely impacted.

We depend on our manufacturers to deliver high-quality, defect-free vehicles. In the event that manufacturers experience future quality issues, our financial performance may be adversely impacted.

We are subject to a concentration of risk in the event of financial distress, including potential reorganization or bankruptcy, of a major vehicle manufacturer. Our sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. We also receive incentives and rebates from our manufacturers, including cash allowances, financing programs, discounts, holdbacks, and other incentives. These incentives are recorded as receivables in our Consolidated Balance Sheets until payment is received. Our financial condition could be materially adversely impacted by the manufacturers’ or distributors’ inability to continue to offer these incentives and rebates at substantially similar terms, or to pay our outstanding receivables.

We have a credit facility with a syndicate of eight financial institutions, including three manufacturer-affiliated finance companies that provide financing for our subsidiary, GPB Prime Holdings, LLC (“GPB Prime”). These financial institutions provide vehicle financing for new and used vehicles, term loans, mortgage loans and a delayed draw facility. This credit facility is the primary source of floor plan financing for our new and used vehicle inventory for GPB Prime. The term of the facility extends through February 2022. At maturity, our financial condition could be materially adversely impacted if lenders are unable to provide credit that has typically been extended to us or with terms unacceptable to us. Our financial condition could be materially adversely impacted if these providers incur losses in the future or undergo funding limitations. If we fail to comply with our contractual covenants, our lenders could terminate or adversely modify our financing arrangements which could cause us to sell one of our dealerships or group of dealerships below what we perceive to be fair value in an effort to access capital.

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Notes to Consolidated Financial Statements  (Continued)

We enter into Franchise Agreements with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreement if the dealership is in material breach of the terms. Our ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships.

We are currently party to litigation with two manufacturers arising from the termination of the former Chief Operating Officer (“Former CEO of Automile”) (David Rosenberg) of Automile Parent Holdings, LLC, a dealership group acquired in 2017 with a concentration in the northeastern United States, and have resolved a dispute with a third manufacturer arising from the same termination by divesting two dealerships selling such manufacturer’s vehicles and resolved a dispute with a fourth manufacturer by divesting one dealership selling such manufacturer’s vehicles. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, we received additional termination notices from a manufacturer representing two existing dealerships and two planned new dealerships subject to letters of intent, which were settled and these termination notices were withdrawn. If termination notices are issued by any manufacturer and are not resolved, it could lead to litigation between the affected dealerships and those manufacturers in which our dealerships would protest the terminations under state law. If, as a result of any termination notices, we are required to sell one of our dealerships or group of dealerships, we may be unable to realize what we perceive to be fair value or may be required to dispose of dealerships at depressed prices. The loss of franchise rights due to terminations could also lead to lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results, including on our financial condition, results of operations, cash flows and business operations.

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Monitor’s initial recommendation and report was filed with the court on April 12, 2021, and the Monitor recommended the monitorship continue for 180 days. On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the court entered an amended order providing that the Monitor will remain in place until terminated by order of the court, and granting the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

In March 2020, the World Health Organization declared COVID-19 a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has contributed to, and will likely continue to contribute to, volatility in financial markets, including changes in interest rates. COVID-19 and other outbreaks like it have negative impacts on economic fundamentals and consumer confidence, may increase the risk of default of particular dealerships, reduce the availability of debt financing to the Partnership, and potential purchasers of dealerships, negatively impact market values, cause credit spreads to widen, and impair liquidity and capital resources, all of which would be expected to have an adverse effect on the returns of the Partnership. No assurance can be given as to the effect of these events on the value of the Partnership’s investments. The impact of a public health crisis such as COVID-19 (or any future pandemic, epidemic or other outbreak of a contagious disease) is difficult to predict, which presents material uncertainty and risk with respect to the performance of the Partnership. COVID-19 will have an impact on the dealerships which in certain cases could lead to insolvency of such dealerships regardless of any governmental assistance sought or mitigation efforts by GPB. GPB has taken various significant actions to mitigate the financial impact of COVID-19. These actions included a reduction in expenditures and payroll costs, as well as discretionary spending and the postponement, delay or cancellation of certain of the planned capital projects. As a result, the Partnership was materially and negatively impacted from March to May 2020. These potential impacts, while uncertain, could adversely affect the Partnership’s business, financial condition and results of operations. During 2020, the Partnership received various loans totaling approximately $20.0 million pursuant to the Paycheck Protection Program (“PPP”) of the CARES Act. The loans bear interest at a rate of 1% and will be due in 2022. Under the PPP loan program, the Partnership may apply for forgiveness of all or a portion of the loan based on the amount of qualifying expenses incurred during the 8-week period subsequent to the receipt of the funds. The Partnership intends to apply for forgiveness when permitted however, no assurances can be provided that such forgiveness will occur.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

3.    Accounting Pronouncements

Changes in Accounting Policies

ASU 2016-02, “Leases” (Topic 842):

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), that amends the accounting guidance on leases. The standard establishes a right-of-use (“ROU”) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The FASB subsequently issued amendments to the standard, including providing an additional transition method that allows entities the option of recognizing the cumulative effect of applying the new standard as an adjustment to beginning retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. This standard update along with the amendments, was effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Partnership has adopted this accounting standard update on January 1, 2019 by recording ROU assets and lease liabilities on the Consolidating Balance Sheets for all leases with terms longer than 12 months.

The impact of the adoption of ASC 842 on the Consolidated Balance sheet as of January 1, 2019 was as follows:

	December 31, 2018	Adjustments Due to the Adoption of ASC 842	January 1, 2019

	(Dollars in thousands)
Operating lease right-of-use assets	$—	$23,309	$23,309
Liabilities:
Operating lease liabilities, current portion	$—	$3,150	$3,150
Operating lease liabilities, net of current portion	—	20,159	20,159

ASU 2014-09 “Revenue from Contracts with Customers” (ASC Topic 606):

In May 2014, FASB issued a new accounting standard (ASC Topic 606) that amends the accounting guidance on revenue recognition. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard’s guidance on clarification on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The Partnership adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods.

The Partnership recognized a net cumulative effect adjustment to partners’ capital of $7.8 million using the modified retrospective approach as of the date of adoption. The net impact of this adoption on the consolidated financial statements as of January 1, 2018, as well as its pro forma effects, is immaterial.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Disaggregation of Revenue

The majority of the Partnership’s revenue is from contracts with customers. Taxes assessed by governmental authorities that are directly imposed on revenue transactions are excluded from revenue. Revenue in the accompanying Consolidated Statement of Operations is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Partnership has determined that these categories depict how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. Revenue from new vehicle retail sales, used vehicle retail sales, used vehicle wholesale sales, retail and wholesale counter parts sales and financing and insurance sales, net is recognized at the point in time in which the goods and services are transferred. Revenue from repair and maintenance services are recognized over time, as the related work is performed on the vehicles. The following describes our major product lines, which represent the disaggregation of our revenues to transactions that are similar in nature, account, timing uncertainties and economic factors.

New and Used Vehicle Sales

Revenue from the retail sale of a vehicle is recognized at a point in time, as all performance obligations are satisfied when a contract is signed by the customer, financing has been arranged or collectability is probable, and control of the vehicle is transferred to the customer. The transaction price for a retail vehicle sale is specified in the contract with the customer and includes all cash and non-cash consideration. In a retail vehicle sale, customers often trade in their current vehicle. The trade-in is measured at its stand-alone selling price in the contract, utilizing various third-party pricing sources. There are no other non-cash forms of consideration related to retail sales. All vehicle rebates are applied to the vehicle purchase price at the time of the sale and are, therefore, incorporated into the price of the contract at the time of the exchange. We do not allow the return of new or used vehicles, except where mandated by state law.

The Partnership also sells vehicles at auction, which is included in used vehicle wholesale revenue. The transaction price for auction services is based on an established pricing schedule and determined with the customer at the time of sale, and payment is due at that time. The Partnership satisfies its performance obligations related to auction sales at the point in time that control transfers to the customer.

Parts and Service Sales

The Partnership sells parts and automotive services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. The Partnership also sells parts through its wholesale and retail channels.

Each automotive repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the service. Payment for automotive service work is typically due upon completion of the service, which is generally completed within a short period of time from contract inception. The transaction price for automotive repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The Partnership satisfies its performance obligations, transfers control, and recognizes revenue over time for automotive repair and maintenance services because it is creating an asset with no alternative use and it has an enforceable right to payment for performance completed to date. The Partnership uses an input method to recognize revenue and measure progress based on labor hours expended and parts utilized calculated using the average gross profit for repairs and maintenance services. The Partnership has determined labor hours expended and parts utilized to be the relevant measure of work performed to complete the automotive repair or maintenance service for the customer.

The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period of time following the sale. The Partnership has not established provisions for estimated returns as historically returns are rare and are not significant. Delivery methods of wholesale and retail counter parts vary; however, the Partnership generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of the sale.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Finance and Insurance Sales

Revenue from finance and insurance sales is recognized, net of estimated charge-backs, at the time of the sale of the related vehicle. As a part of the vehicle sale, we seek to arrange financing for customers and sell a variety of add-ons, such as extended warranty service contracts. These products are inherently attached to the governing vehicle and performance of the obligation cannot be performed without the underlying sale of the vehicle. We act as an agent in the sale of these contracts as the pricing is set by the third-party provider, and our commission is preset. A portion of the transaction price related to sales of finance and insurance contracts is considered variable consideration and is estimated and recognized upon the sale of the contract under ASC Topic 606.

Contract Assets

When the timing of the provision of goods or services is different from the timing of the payments made by customers, the Partnership recognizes a contract asset (performance precedes contractual due date). Contract assets relate to the Partnership’s right to consideration for work in process not yet billed at the reporting date associated with automotive repair and maintenance services, as well as an estimate of variable consideration that has been included in the transaction price for certain finance and insurance products (retrospective commissions). These contract assets are reclassified to receivables when the right to consideration becomes unconditional.

The Partnership’s receivables from contracts with customers are included in receivables. The Partnership’s current contract asset is included with prepaid expenses and other current assets, and the long-term contract asset is included with other assets.

The receivables from contracts with customers (comprised of trade receivables and finance and insurance receivables) and current and long-term contract assets are as follows:

	December 31, 2020	December 31, 2019

	(Dollars in thousands)
Receivables from contracts with customers	$16,688	$20,091
Contract asset (current)	2,050	3,322
Contract asset (long-term)	6,183	4,650

The differences between the opening and closing balances of contract assets primarily result from the timing differences between performance and the customer’s payment, as well as changes in the estimated transaction price related to variable consideration that was constrained for performance obligations satisfied in previous periods.

ASU 2016-13, “Financial Instruments – Credit Losses” (Topic 326):

This pronouncement, along with subsequent ASUs issued to clarify provisions of ASU 2016-13, changes the impairment model for most financial assets and will require the use of an “expected loss” model for instruments measured at amortized cost. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected. The standard is effective for fiscal years beginning after December 15, 2019 and the Partnership has adopted the standard on January 1, 2020. Management has evaluated the impact of adoption and has concluded the effect is not material to the Consolidated Financial Statements as a whole.

Recent Accounting Pronouncements

ASU 2020-04, “Reference Rate Reform” (Topic 848):

The ASU provides optional expedients and exceptions for companies that have contracts, hedging relationships and other transactions that reference London Inter-bank Offered Rate (“LIBOR”) or other reference rates expected to be discontinued because of reference rate reform. The optional expedients and exceptions apply during the transition period and are intended to ease the financial reporting burdens mainly related to contract modification accounting, hedge accounting and lease accounting. The transition period is effective as of March 12, 2020 and will apply through December 31, 2022. LIBOR is used as an interest rate “benchmark” in the majority of the Partnership’s floorplan notes payable, as well as its mortgages, other debt and lease contracts. Additionally, the

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Partnership’s derivative instruments are benchmarked to LIBOR. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnership’s consolidated financial statements.

4.    Acquisitions and Dispositions

2020 Acquisitions:

In 2020, the Partnership did not acquire any dealerships.

2020 Dispositions:

In September 2020, Capstone Automotive Group, LLC, a holding company subsidiary of the Partnership (“Capstone”), sold all of the remaining FX Caprara dealerships and the related real estate to a third-party. The Partnership received net proceeds of $1.6 million and $5.6 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $0.8 million and $0.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations for the year ended December 31, 2020.

During September and October 2020, Capstone sold all of the remaining KRAG dealerships and the related real estate to a third-party. The Partnership received net proceeds of $23.3 million and the related real estate for net proceeds of $36.1 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $6.0 million and $2.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In October 2020, Capstone sold all of the Ron Carter dealerships and related real estate to a third-party. The Partnership received net proceeds of $19.3 million and $20.9 million, respectively. The real estate proceeds included a $2.0 million note bearing 7% interest due to Capstone Automotive Group, LLC in October 2022 which is recorded as a component of other assets in the Consolidated Balance Sheet at December 31, 2020. The Partnership recognized a net loss on disposal of the dealership of $2.9 million and a net gain on the disposal of related real estate of $0.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In October 2020, Capstone sold the Subaru Vermont dealership to an entity related to the Former CEO of Automile for net proceeds of $5.3 million and the related real estate for net proceeds of $12.5 million, respectively. The Partnership recognized a net gain on disposal of the dealership of $1.3 million and net loss of $1.1 million on the disposal of the related real estate recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

All of the dispositions were in the ordinary course of business within the mandate for the automotive strategy outlined in the PPM, and thus were not considered a strategic shift in the Partnership’s operation.

2019 Acquisitions:

In 2019, the Partnership completed the following acquisitions:

In February 2019, GPB Prime acquired the assets of six dealerships in Massachusetts from a third party. These dealerships were consolidated into the Partnership on the acquisition date as Gallery Automotive Group, LLC (“Gallery”). The franchises acquired included BMW, Mini, Honda, Volkswagen, and Mazda. These acquisitions were executed to expand the Partnership’s market share in Massachusetts. In February 2019, to fund the Gallery acquisition, the Partnership contributed additional capital of $81.3 million into GPB Prime. As a result, the Partnership’s interest in GPB Prime increased to 66.5% from 55.0%. See “Footnote 14. Redeemable Non-Controlling Interests and Other Non-Controlling Interests.”

The following table summarizes the consideration paid for this acquisition and the fair value of the assets acquired and liabilities assumed as of the acquisition date for the dealerships acquired in 2019:

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Gallery
(Dollars in thousands)
2019 Acquisitions
Consideration paid:
Cash paid	$62,126
Floorplan notes payable	54,383

Total	$116,509

Fair value of assets acquired and liabilities assumed:
Inventories	$58,376
Franchise rights	33,360
Property and equipment	1,030
Other current assets	537
Other liabilities	(435)
Goodwill	23,641

Total	$116,509

Partnership’s ownership	66.5%
Non-controlling interest	33.5%

100%

Cash paid includes $10.0 million of deposits paid in 2018 recorded in deposits on acquisitions in the 2018 Consolidated Balance Sheet.

2019 Dispositions:

In February 2019, Capstone sold KRAG Nissan, LLC and KRAG Chevrolet of Cranberry, LLC to a third-party. The Partnership received net proceeds of $2.8 million and recognized a net gain on disposal of $1.7 million recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In July 2019, Capstone sold FX Caprara CDJR of Alexandria Bay LLC, a dealership, and subsequently in August 2019 sold the related real estate to a third-party. The Partnership received net proceeds of $0.6 million and $1.4 million, respectively, and recognized a loss on disposal of the dealership and related real estate of $0.2 million and $0.4 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In December 2019, Capstone sold FX Caprara Imports of Watertown, LLC, a dealership, to a third-party. The Partnership received net proceeds of $0.4 million and recognized a loss on disposal of $0.6 million recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

All of the dispositions were in the ordinary course of business within the mandate for the automotive strategy outlined in the PPM, and thus were not considered a strategic shift in the Partnership’s operation.

2018 Acquisitions:

In 2018, the Partnership completed the following acquisitions:

In February 2018, the Partnership acquired 100% of the interest of one dealership from a third party and consolidated it on the acquisition date as FX Volkswagen.

In June 2018, the Partnership purchased the assets of two Jaguar Land Rover (“Land Rover”) dealerships in Massachusetts.

In September 2018, the Partnership acquired the assets of a Chevrolet dealership and a Subaru dealership (“Beard”) in Massachusetts.

In December 2018, the Partnership acquired the assets of a Chrysler Dodge Jeep Ram dealership (“Saco CDJR”) in Maine.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

The following table summarizes the consideration paid for these acquisitions and the fair value of assets acquired and liabilities assumed as of the acquisition dates for the dealerships acquired in 2018:

	FX Volkswagen	Beard	Land Rover	Saco CDJR	Total

	(Dollars in thousands)
2018 Acquisitions
Consideration paid:
Cash paid	$1,116	$5,357	$16,373	$2,858	$25,704
Floorplan notes payable	4,048	7,171	9,927	17,352	38,498

Total	$5,164	$12,528	$26,300	$20,210	$64,202

Fair value of assets acquired and liabilities assumed:
Inventories	$4,415	$7,220	$9,993	$17,197	$38,825
Franchise rights	350	3,724	9,052	1,171	14,297
Property and equipment	100	205	312	95	712
Other current assets	—	34	43	1	78
Other liabilities	—	(272)	(230)	(83)	(585)
Goodwill	299	1,617	7,130	1,829	10,875

Total	$5,164	$12,528	$26,300	$20,210	$64,202

Partnership’s ownership	100%	55%	55%	55%	55%
Non-controlling interest	—	45	45	45	45

	100%	100%	100%	100%	100%

Cash paid includes $2.1 million of deposits paid during the year ended December 31, 2017.

2018 Dispositions:

In June 2018, GPB Prime sold AMR Auto Holdings—SB, LLC, a dealership in Hudson, New Hampshire. The Partnership received net proceeds of $6.2 million and recognized a loss from the sale of the dealership of $0.7 million, which is recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In August 2018, Capstone sold interests in a retail used car entity to Jeffrey Lash, (the “Former Managing Partner”) and the former owner of the entity at the time of acquisition by the Partnership. The sales price was $1.4 million of which $0.4 million was received in cash and $1.0 million in the form of a note payable due in full August 2022. This note is collateralized by 100% of the interests in the entity. The Partnership recognized a loss from the sale of the dealership of $0.3 million, which is recorded in loss (gain) on sale of dealerships, property and equipment in the accompanying Consolidated Statement of Operations.

As part of the acquisition of GPB Prime by the Partnership in 2017, an indemnity escrow fund was established to provide the sole source of recourse for all claims for indemnification by GPB Prime.

All general representations, warranties, covenants and agreements made by the previous owners of GPB Prime extended for eighteen (18) months from the closing date, September 30, 2017, except for any covenants that require specific performance, which survive for thirty-six months (36) from the closing date. For the first eighteen (18) months following the closing, the maximum aggregate liability of the previous owners with respect to all claims, except for certain tax matters, was $10.0 million. The indemnification period for certain tax matters is thirty-six (36) months following the closing date, and had an original maximum aggregate liability of $25.0 million.

On April 18, 2019, GPB Prime agreed to the release of $9.0 million of the amounts held in escrow to the previous owners. For the remaining escrow amounts, GPB Prime and the previous owners executed an amendment to the indemnification agreement, effective May 8, 2019, that approved the release of $8.0 million held in escrow to the previous owners and $0.5 million to GPB Prime. Pursuant to the amendment, $7.5 million also was released to GPB Prime in October 2020 to be used toward the settlement of the Hickey matter described in “Footnote 17. Commitments and Contingencies”. As of December 31, 2020, no amounts remain in the indemnity escrow fund.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

PROFORMA FINANCIAL STATEMENTS

The Consolidated Statement of Operations for the year ended December 31, 2019 includes $356.1 million of revenue and net income of $7.0 million related to Gallery for the period from February 14, 2019, the date of acquisition, through December 31, 2019.

The Consolidated Statement of Operations for the year ended December 31, 2018 includes $60.0 million of revenue and net loss of $0.3 million related to the 2018 acquisitions for the period from the acquisition dates described above, through December 31, 2018.

The Partnership’s unaudited pro forma results for the years ended December 31, 2019 and 2018 are summarized in the table below, assuming the acquisitions occurred on January 1st of the year prior to the acquisition. These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which would have actually resulted had the acquisitions occurred on January 1st prior to the year of the acquisition, nor are they indicative of future results of operations.

	Pro forma and unaudited (as if the acquisitions had occurred on January 1st of the preceding year)
	December 31,
	2019	2018

	(Dollars in thousands)
Pro forma revenue	$2,977,083	$3,109,006
Pro forma net loss	$33,160	$114,305

5.    Receivables, Net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	December 31,
	2020	2019

	(Dollars in thousands)
Receivables
Manufacturer receivables	$22,633	$27,139
Trade receivables	9,682	9,807
Finance and insurance receivables	5,866	10,284

Total	38,181	47,230
Less: Allowance for doubtful accounts	(1,740)	(977)

Receivables, net of allowance for doubtful accounts	$36,441	$46,253

6.    Inventories

Inventories consisted of the following:

	December 31,
	2020	2019

	(Dollars in thousands)
Inventories
New vehicles	$167,018	$361,667
Used vehicles	61,344	77,500
Parts and accessories	10,115	17,326
Rental/service vehicles, net	21,639	34,730

Total inventories, net	$260,116	$491,223

In 2020 and 2019, $21.8 million and $49.6 million, respectively, of inventory was re-classified into assets held for sale. See “Footnote 9. Assets Held for Sale”.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

7.    Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2020	2019

	(Dollars in thousands)
Property and Equipment
Land	$121,106	$147,660
Buildings and improvements	145,918	204,762
Construction in progress	7,605	2,367
Furniture, fixtures and equipment	27,515	31,395

Total	302,144	386,184
Less: Accumulated depreciation	(24,331)	(22,409)

Total property and equipment, net of accumulated depreciation	277,813	363,775
Less: property and equipment reclassed to assets held for sale	(29,200)	(23,602)

Total	$248,613	$340,173

Depreciation expense related to property and equipment for the years ended December 31, 2020, 2019 and 2018 was $9.3 million, $10.7 million and $10.6 million, respectively.

The Partnership expects to incur additional costs of approximately $6.9 million to complete construction projects in process as of December 31, 2020. In February 2021, the Partnership entered into a contract for an additional construction project for approximately $3.4 million. The majority of these projects are expected to be completed during 2021. The Partnership will receive a contribution of $1.0 million from a manufacturer in support of one of these projects. Of this amount, $0.5 million was received in 2020 and is included in other liabilities on the 2020 Consolidated Balance Sheet and the remaining balance is to be received in 2021 after the completion of the project.

In December 2020, the Partnership recorded an impairment loss of $0.4 million on one piece of real estate owned by GPB Prime, which has been classified as a component of asset impairment in the Consolidated Statements of Operations.

In June 2019, upon committing to a plan of disposal, the Partnership re-classified the real estate within FX Caprara to assets held for sale, the Partnership performed a fair value analysis of the assets at the time of commitment and determined the carrying value exceeded the fair value. As a result, the Partnership recorded an impairment loss of $7.7 million related to the real estate which has been classified as a component of asset impairment in the Consolidated Statements of Operations for the year ending December 31, 2019. See “Footnote 9. Assets Held for Sale” for more detail.

In October 2019, the Partnership recorded an impairment loss of $1.1 million on leasehold improvements related to a dealership that ceased operations, which has been classified as a component of asset impairment in the Consolidated Statements of Operations. This dealership’s operation, as well as the exit and disposal costs, were not material to the Partnership’s consolidated financial statements.

8.    Goodwill and Franchise Rights

The changes in the carrying amount of goodwill and intangible franchise rights consisted of the following:

Total
(Dollars in thousands)
Goodwill
Balance at January 1, 2019	$158,928
Impairment	(7,810)
Reclassification to assets held for sale	(1,989)
Additions through acquisition	23,641
Reductions through disposals	(388)

Balance at December 31, 2019	172,382
Impairment	—
Reclassification to assets held for sale	(19,121)
Reductions through disposals	(11,196)

Balance at December 31, 2020	$142,065

Franchise Rights
Balance at January 1, 2019	$151,202
Impairment	(9,614)
Reclassification to assets held for sale	(100)
Additions through acquisition	33,360
Reductions through disposals	(362)

Balance at December 31, 2019	174,486
Impairment	(822)
Reclassification to assets held for sale	(23,720)
Reductions through disposals	(23,805)

Balance at December 31, 2020	$126,139

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Based on the qualitative assessments in 2020, 2019 and 2018, the Partnership determined that it should perform a quantitative test to assess the amount of impairment associated with the Partnership’s franchise rights and goodwill. These tests indicated the carrying value of franchise rights at certain dealerships was greater than fair value and the Partnership recorded an impairment charge as a component of asset impairment on the Consolidated Statement of Operations of $0.8 million, $9.6 million, and $9.3 million, respectively. Additionally, based on the results of the assessment, the Partnership determined the carrying value of goodwill for certain reporting units was greater than the fair value and recorded an impairment charge as a component of asset impairment on the Consolidated Statement of Operations of nil, $7.8 million and $83.9 million, respectively. The Partnership determined these assets were impaired resulting from the acquired dealerships falling short of pre-acquisition financial projections for the years ending December 31, 2020, 2019, and 2018.

9.    Assets Held for Sale

During 2020 and 2019, GPB’s Acquisition Committee approved plans to sell certain of the Partnership’s dealerships. These disposals did not represent a strategic shift that would have a major effect on the Partnership’s operations and financial results and were, therefore, not classified as discontinued operations in accordance with ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).

In 2020, five dealerships and the respective real estate properties were reclassified to assets held for sale in the 2020 Consolidated Balance Sheet. The dealerships were Prime Subaru Hyannis, Prime Chevy Hyannis, Prime Toyota Boston, Orleans Toyota, and Hyannis Toyota. The dealerships and related real estate were sold in 2021. See “Footnote 19. Subsequent Events” for more detail.

In 2019, the FX Caprara dealerships, AMR Holdings—SN, LLC (“Subaru Vermont”), and the respective real estate properties were re-classified as assets held for sale in the Consolidated Balance Sheet. The dealerships and related real estate properties were sold in 2020. See “Footnote 4. Acquisitions and Dispositions” for more detail.

The following table reconciles the major classes of assets classified as held for sale as part of continuing operations as of December 31, 2020 and 2019 in the accompanying Consolidated Balance Sheets:

	December 31,
	2020	2019

	(Dollars in thousands)
Assets held for sale
Inventories	$21,780	$49,635
Franchise rights	23,720	100
Goodwill	17,559	1,989
Property and equipment	29,200	23,602

Right of use assets	2,273	—

Total assets held for sale	$94,532	$75,326

Liabilities held for sale
Operating lease liabilities	$(2,340)	$—

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

In 2020, goodwill re-classified to held for sale was impaired by $1.6 million to adjust to fair value which has been recorded as a component of asset impairment on the Consolidated Statement of Operations.

10.    Borrowings

Floorplan Financing Agreements

The Partnership’s subsidiaries are party to financing agreements with M&T Bank (as part of an eight member syndicate), J.P. Morgan Chase (“Chase”), Ford Motor Credit Company (“FMCC”), Ally Bank and Ally Financial (“Ally”), GM Financial (“GMF”), and Truist Financial (formerly Branch Banking and Trust Partnership) for the purpose of financing the purchase of new, used and loaner vehicles for certain brands, in addition to providing operational liquidity in the form of mortgages and term debt which is explained in the “Long Term Debt” section below.

The maximum financing available under these agreements was $362.1 million and $575.5 million for new vehicles, including loaner vehicles, and $50.3 million and $87.8 million for used vehicles, as of December 31, 2020 and 2019, respectively. Financing available for new vehicles, including loaner vehicles, and used vehicles combined is $131.5 million and $126.4 million as of December 31, 2020 and 2019, respectively. Amounts outstanding under these agreements may at times exceed the stated limits on a temporary basis. Interest rates are based on the U.S. Prime Rate or the LIBOR plus an applicable margin. The interest rates ranged from 1.49% to 3.75% on December 31, 2020 and from 3.01% to 6.25% on December 31, 2019. One of the floorplan agreements with GMF is guaranteed by the Member of GPB and the Partnership. Certain of the agreements have financial covenants relating to maximum leverage ratios and fixed charge coverage ratios. These covenants limit, among other things, our ability to incur certain additional debt and make certain payments, including distributions to shareholders.

The outstanding payable under these floorplan financing agreements of $281.0 million and $536.9 million is reflected as floorplan payable on the consolidated balance sheets as of December 31, 2020 and 2019, respectively. Total floorplan interest expense from borrowings related to financial institutions was $10.5 million, $21.8 million, and $18.1 million for the years ended December 31, 2020, 2019, and 2018, respectively.

As of December 31, 2019, subsidiaries of the Partnership had financing agreements in place with FMCC to provide floorplan financing to certain of its dealerships. In April 2019, FMCC provided notice that due to uncertainties related to the Partnership, in addition to other concerns, FMCC was canceling its financing agreements with all Ford stores owned by the GPB entities effective June 2019. FMCC allowed the agreements to remain in effect while new agreements were made with alternative financing sources, or until the dealerships were sold. All dealerships affected were sold during 2020 and all loans with FMCC were paid in full and satisfied.

As of December 31, 2020, subsidiaries of the Partnership had financing agreements in place with Chase to provide floorplan financing to certain of its dealerships.

Pursuant to modification agreements entered into in April 2020, the following provisions were agreed to: (a) the KRAG floorplan financing agreement was amended to reduce the maximum financing available from $50.0 million to $35.0 million, (b) the KRAG floorplan agreement would terminate on September 30, 2020, (c) an event of default on the floorplan agreements would occur if the KRAG real estate mortgage is not repaid by September 30, 2020, and (d) an event of default would occur on the floorplan agreements if an event of default occurs on the KRAG mortgage agreement.

In August 2020, Chase provided a termination notice for all of its financing agreements with the Partnership’s subsidiaries effective November 2020. In September 2020 and October 2020, the Partnership sold the KRAG

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

dealerships financed with Chase and did not enter into an event of default. The Partnership retained two dealerships that had continued floorplan financing agreements with Chase. In December 2020, the Partnership’s subsidiaries secured alternative floorplan financing for one of these dealerships with Subaru Acceptance Corporation (“SAC”) for the purpose of financing the purchase of new, used and loaner vehicles for certain brands. The maximum financing available under this agreement was $15.4 million. The floorplan arrangement went into effect in January 2021.

The Partnership is actively seeking an alternative financing arrangement for the one remaining dealership that requires continued financing. As of the date hereof, Chase has extended its floorplan financing for this dealership through April 30, 2021. Through the date of this filing, Chase has continued to extend floorplan financing while the Partnership is negotiating terms with a new lender. Should the Partnership not be able to secure alternative wholesale financing for the remaining dealership, it is possible that this dealership could no longer acquire new vehicles from its manufacturer, or may be deemed in default of its respective franchise agreements.

Long Term Debt

Long term debt consisted of the following:

	December 31,
	2020	2019

	(Dollars in thousands)
Long-term debt
M&T Credit Agreement due 2022:
Mortgage notes payable due 2022	$177,893	$181,606
Term loan due 2022	58,917	71,810
Truist Mortgage loans due 2021	—	12,856
GMF Mortgage loan due 2023	7,690	7,828
Chase Mortgage loan due 2023	—	27,638
PPP loans due 2022	20,000	—
GMF Mortgage loan due 2020	—	552

Total debt	$264,500	$302,290

Less current maturities	(21,119)	(40,799)
Less debt issuance costs	(1,304)	(1,532)
Interest rate swap	836	—

Total long-term debt	$242,913	$259,959

Total interest expense from borrowings related to financial institutions was $13.7 million, $17.7 million, and $16.9 million for the years ended December 31, 2020, 2019, and 2018, respectively.

M&T Credit Agreement

In October 2017, GPB Prime entered into the M&T Credit Agreement which provides for mortgage loans of up to $179.0 million, and term loans of up to $78.0 million.

As part of the M&T Credit Agreement, GPB Prime can also borrow under a delayed draw facility, which allows for borrowings up to $70.0 million as additional mortgage notes or term notes. The Partnership’s subsidiaries had utilized approximately $54.8 million of the delayed draw facility as of December 31, 2020, which is included in term and mortgage notes payable in the long-term debt table above. In April 2020, GPB Prime utilized approximately $13.0 million of the delayed draw facility to finance real estate on which one of its dealerships operates that was purchased in 2019. Additionally, there is an accordion facility whereby the Partnership’s subsidiaries can request an increase in the commitment by $50.0 million. The applicable interest rate on the term notes, mortgage notes, and delayed draw facility was originally based on LIBOR rate plus an applicable margin, which ranged from 1.75% to 2.75% until March 19, 2020, after which an amendment to the M&T Credit Agreement increased the applicable margin to a range of 2.00% to 3.00%, based on the leverage ratio from the most recent compliance certificate provided to the bank.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

The proceeds of mortgage loans under the delayed draw facility are available to fund real estate costs, as defined. The proceeds of term loans under the delayed draw facility can be used towards the purchase price of acquisitions and other capital expenditures (exclusive of real estate costs, as defined) for the dealerships.

All borrowings under the M&T Credit Agreement are cross-collateralized and are secured by substantially all assets of GPB Prime, including inventory, equipment, and accounts receivable (and other rights to payment), and real estate.

The M&T Credit Agreement is subject to certain restrictions, including restrictions on distributions to the Partnership’s subsidiaries, other than GPB Prime, and payments and restrictions on transactions with affiliates, as well as mandatory prepayments, including excess cash recapture. There were no mandatory prepayments pursuant to the excess cash recapture provision in 2020 and 2019. GPB Prime is also subject to financial covenants relating to a maximum leverage ratio and fixed charge coverage ratio and restrictive covenants that limit or restrict additional indebtedness, making investments, selling or acquiring assets and granting security interests in its assets. Additionally, in February 2021, GPB Prime guaranteed floorplan financing for a dealership in GPB Holdings II, LP and a dealership within the Partnership. This guarantee violated a covenant concerning incurring additional debt. In May 2021, GPB Prime was released from its guarantee obligation and the guarantee was assigned to the Partnership. GPB Prime has obtained a waiver for this covenant violation.

GPB Prime has received a going concern qualification in connection with its external audit report for the year ended December 31, 2020, which constitutes an event of default under the M&T Credit Agreement. At any time after the occurrence of an event of default under the M&T Credit Agreement, the lenders thereunder may, among other options, declare any amounts outstanding under the M&T Credit Agreement and any accrued interest to be immediately due and payable. The lenders thereunder may also terminate any commitment to make further loans under the M&T Credit Agreement and may declare the aggregate principal amount of the M&T Credit Agreement and any accrued interest be immediately due and payable. A waiver has been obtained for this event of default.

Pursuant to amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019, GPB Prime has been restricted in its ability to pay distributions, pay managerial assistance fees, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership’s subsidiaries, other than GPB Prime, as well as pay any put, redemption, or equity recapture options or agreements to any person, until all covenant requirements have been met as stipulated in the amendment.

Pursuant to an amendment to the M&T Credit Agreement dated October 18, 2019, the Partnership has increased the maximum permitted amount of all letters of credit issued to $25.0 million.

Pursuant to an amendment to the M&T Credit Agreement dated March 19, 2020, the following terms were amended as follows: (a) interest rates for term loans, mortgages and delayed draws were increased by 0.25%, (b) the definition of the total leverage ratio was changed and the threshold to calculate repayment of excess cash flow was reduced from 2.00 to 1.00, (c) the remaining amount of the delayed draw facility available to the Partnership’s subsidiaries was reduced to $28.0 million, to be used for specifically identified capital expenditures, (d) the provision to increase the line of credit by $50.0 million at the Partnership’s subsidiaries request was eliminated, (e) other restrictions were placed on acquisitions, dispositions, restricted payments, and transactions with affiliates, and (f) an event of default shall occur if the Partnership’s subsidiaries fails to obtain manufacturer approvals on its Franchise Agreements, as specified in detail in the amendment, by April 30, 2020.

Pursuant to an amendment to the M&T Credit Agreement dated April 30, 2020, the following provisions were agreed to: (a) the total leverage ratio will exclude any loans under the Paycheck Protection Program (see Paycheck Protection Program Loans section below) which qualify for forgiveness, (b) all interest payments due under both short-term borrowing and long-term debt are deferred for the period from May 1, 2020 through July 31, 2020, but are payable no later than December 31, 2020 (all borrowings will continue to accrue interest during that period), (c) all principal payments of long-term debt payable during the period from May 1, 2020 through July 31, 2020 are deferred to 2022, the maturity date of that debt, (d) any curtailments due under the short-term borrowings from May 1, 2020 through July 2020 are now payable on August 1, 2020, and (e) the due date of the audited 2019 consolidated financial statements of GPB Prime was extended to be delivered to the lender by May 31, 2020.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

The M&T Credit Agreement required GPB Prime to enter into interest rate swap agreements for an amount equal to at least 50% of the original amounts of outstanding term and mortgage loans in order to convert its variable interest rate exposure under the M&T Credit Agreement to a fixed interest rate. As of December 31, 2019, the Partnership’s subsidiaries did not maintain the required interest rate swap. Subsequent to December 31, 2019, the Partnership’s subsidiaries entered into a new interest rate swap agreement that met the covenant requirements. See “Footnote 11. Derivative Financial Instruments and Risk”.

Interest was originally payable at either the one-month LIBOR (0.14% and 1.76% on December 31, 2020 and 2019, respectively) or six month LIBOR (0.26% and 1.91% on December 31, 2020 and 2019, respectively) plus an applicable margin, which ranges from 1.75% to 2.75% based on the total leverage ratio from the most recent compliance certificate received by the bank (2.25% and 2.50% as of December 31, 2020 and 2019, respectively). As of March 19, 2020, an amendment to the Credit Agreement increased the applicable margin to a range from 2.00% to 3.00%. Interest is payable at the one-month LIBOR plus an applicable margin, ranging from 2.00% to 3.00% based on the total leverage ratio from the most recent compliance certificate received by the bank.

As of December 31, 2020, the mortgage notes are payable in monthly payments of principal ranging from $0.49 million to $0.54 million through the maturity date in February 2022, at which time a balloon payment is due totaling $170.4 million. The loans are secured by all pooled collateral (property and equipment and working capital) of GPB Prime.

As of December 31, 2020, the term loans are payable in monthly installments of principal of $0.8 million through the maturity date of February, 2022, at which time a balloon payment is due totaling $47.9 million. The notes are secured by all pooled collateral (property and equipment and working capital) of GPB Prime.

Truist Financial (formerly Branch, Banking, and Trust Partnership)

As of December 31, 2019, the Partnership’s subsidiaries had financing agreements in place with Truist Financial to provide mortgages to certain real estate.

As of December 31, 2019, the Partnership was not in compliance with its financial reporting requirement to provide audited financial statements for the years ended December 31, 2018 and December 31, 2017. The dealerships entered into a forbearance agreement with Truist Financial in February 2019 in order to maintain the terms of the financing agreement. In connection with, and as required by the forbearance agreement, $7.5 million was deposited in a Truist Financial (formerly Branch, Banking, and Trust Partnership) restricted collateral reserve account until all other requirements of the forbearance agreement are met, at which time the restriction on the funds may be released with Truist Financial’s approval. The requirements also consisted of providing audited financial statements for the underlying dealerships and the Partnership for the years ended December 31, 2019 and 2018.

The Forbearance Agreement with Truist Financial was amended to extend its effective date through October 1, 2020, at which time the dealerships, real estate, and all associated collateral were sold and all loans with Truist Financial were re-paid in full.

Interest was payable monthly at a spread over LIBOR with rates ranging from 2.14% to 3.76% in 2020 and 3.69% to 4.52% in 2019. The loans were interest only for three years commencing October 2016 (the date of the loans), then repayable in 24 equal monthly installments of principal and interest of $0.1 million through October 2021. The mortgaged property was sold in October 2020 and the mortgages were paid and satisfied at that time. The loans were repaid in full during 2020.

GM Financial

As of December 31, 2019, the Partnership’s subsidiaries had financing agreements in place with GMF to provide mortgages to certain real estate. The GMF Agreements provide for mortgage loans with total amounts outstanding of $8.4 million. The mortgages are guaranteed by the Member of GPB and the Partnership. One of these mortgages with an outstanding principal balance of $0.5 million was fully paid in November 2020.

In December 2016, the Partnership’s subsidiary entered into a mortgage loan which refinanced an existing mortgage loan and provided for renovations at a dealership. The mortgage loan was initially for a maximum of $8.2

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

million, before being adjusted to a maximum of 70% of the property’s fair value. Interest only was payable monthly at the Prime Rate (“Prime”) plus 1.00% through the date construction ends, then converted to Prime plus 0.75% (4.00% and 5.50% on December 31, 2020 and 2019, respectively) for 24 months. Construction was certified as complete and the note converted from Construction to Permanent status as of June 29, 2018. The loan is payable in equal monthly principal and interest installments of $0.06 million through 2023, with a remaining payment due in June 2023. The loan is secured by a mortgage on the property in Rockville Centre, New York as well as a guarantee by the Partnership and the Member of GPB.

Interest on the mortgage loan is payable monthly at a fixed rate of 4.5%. The loan is payable in equal monthly principal and interest installments through 2020, with a remaining balloon payment of $0.5 million to be paid in December 2020. The loan was repaid in full in December 2020.

J.P. Morgan Chase

As of December 31, 2020, the Partnership’s subsidiaries had financing agreements in place with Chase to provide mortgages loans on certain real estate.

Pursuant to modification agreements entered into in April 2020, the following provisions were agreed to: (a) an event of default on the floorplan agreements would occur if the KRAG real estate mortgage is not repaid by September 30, 2020, and (b) an event of default would occur on the floorplan agreements if an event of default occurs on the KRAG mortgage agreement.

An event of default also occurred at a separate dealership that failed to comply with the requirement not to make advances to affiliated entities. The default was cured by having the affiliated entity repay the advance.

Notwithstanding the occurrence of events of default, all but two of the financing agreements were terminated in connection with the disposition of all of the KRAG dealerships during September and October 2020 and these loans were re-paid in full.

In August 2020, Chase provided a termination notice to the Partnership for all of its financing agreements with the Partnership’s subsidiaries effective November 2020.

The original real estate mortgage was for $30.3 million. Interest was payable monthly at a spread over LIBOR with rates ranging from 2.64% to 4.26% in 2020 and 4.19% to 5.02% in 2019. The loan was payable in equal monthly principal installments of $0.13 million plus interest through March 2023, with a remaining payment of $22.8 million originally due in March 2023. The loan was collateralized by the underlying real estate and cross-collateralized by vehicles securing the short-term borrowings of the KRAG dealerships with Chase. The loan is guaranteed by the KRAG dealerships. KRAG Chevrolet of Cranberry LLC was added as a guarantor on June 29, 2018, but was subsequently removed in February 2019 when that dealership was sold. The mortgaged property was sold in September 2020 and October 2020, and the mortgages were paid and satisfied in full at that time.

Paycheck Protection Program Loans

In 2020, the Partnership’s subsidiaries entered into Paycheck Protection Program loans (“PPP Loans”), for a total initial amount of $20.0 million. Interest accrues at 1% per annum. Per H.R. 7010, the Paycheck Protection Program Flexibility Act of 2020, all payment of principal, interest, and fees is deferred until the date on which the amount of loan forgiveness as determined by the SBA is remitted to the lender. As of May 14, 2021, twenty-three loans have been approved for forgiveness in whole or in part in the amount of $14.8 million.

Aggregate contractual principal payments of long term debt for each of the years ending December 31, consisted of the following:

Principal Amount
(Dollars in thousands)
2021	$21,119
2022	236,222
2023	7,159

$264,500

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

11.    Derivative Financial Instruments and Risk

GPB Prime is subject to interest rate risk primarily from its variable rate borrowings. In order to minimize the earnings variability related to fluctuations in these interest rates, the M&T Credit Agreement required GPB Prime to enter into swap agreements for an amount equal to at least 50% of the original amounts of outstanding term and mortgage loans in order to convert its variable interest rate exposure under the credit agreement for to fixed interest rate. Under the swap transactions, the Partnership will make fixed rate payments and receive floating rate payments to convert the floating rate borrowings to fixed rate obligations. On September 1, 2018, GPB entered into an interest rate cap agreement with a notional amount of $128.5 million and maximum interest rate of 3% with a maturity date of September 1, 2019. GPB Prime recorded the change in market value in these interest rate swaps as a component of interest expense in the Consolidated Statements of Operations. On September 1, 2019, the interest rate cap agreement matured and was not renewed. On March 16, 2020, the Partnership entered into a new interest rate swap agreement with a notional amount of $163.5 million which effectively converts a portion of its LIBOR-based variable rate debt to a fixed rate through February 2022. Related to the swap agreements, for the year ended December 31, 2020, 2019, and 2018 the Partnership recognized a loss of $0.8 million, nil, and a gain of $0.3 million, respectively, as a component of interest expense in the Consolidated Statements of Operations. As of December 31, 2020, the fair value of the liability of $0.8 million is included in other liabilities in the Consolidated Balance Sheet.

12.    Employee Benefit Plans

The Partnership’s dealerships sponsor defined contribution plans for all eligible employees, which are defined as generally full-time employees at least 18 years of age. The Partnership may make a discretionary matching contribution to be determined by management. Contributions to the plans made by the Partnership were $1.9 million, $2.0 million, and $1.7 million for the years ended December 31, 2020, 2019, and 2018, respectively, which are included in selling, general and administrative expenses on the Consolidated Statements of Operations.

13.    Leases

Operating and Finance Leases

The Partnership leases certain properties under agreements which expire through 2038. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. Lease expense is recognized for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five more years. Lease renewal options are exercised at the sole discretion of the Partnership. Certain of these lease agreements contain purchase options for the Partnership to acquire the related properties at an established price within a stated period of time.

The lessor of certain agreements, entered into in December 2018 and February 2019, is an entity owned by the Former CEO of Automile. The leases require annual rent payments ranging from approximately $1.7 million to $2.2 million through February 2034. Rent expense under these lease agreements in 2020 and 2019 totaled approximately $1.7 million and $1.5 million, respectively and are recorded as a component of rent expense in the Consolidated Statement of Operations.

The Partnership is party to both operating and finance lease contracts where property is leased from others (“lessee” contracts) and where others lease property from the Partnership (“lessor” contracts), for real estate (dealership locations and vehicle storage lots).

Weighted average remaining lease terms and discount rates for operating leases on December 31, 2020 were 11.41 years and 5.09%, respectively and on December 31, 2019 were 11.71 years and 5.16%, respectively. The weighted average remaining lease term and discount rate for the finance leases on December 31, 2020, were 15.97 years and 6.39%, respectively and December 31, 2019, were 16.76 years and 6.48%, respectively.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Components of operating and finance lease expense includes (1) amortization of right-of-use-assets—finance included as a component of depreciation and amortization on the Consolidated Statement of Operations; (2) interest on lease liabilities is included as a component of interest expense on the Consolidated Statement of Operations; and (3) amortization of right-of-use assets—operating and short term lease cost are included as a component of rent expense on the Consolidated Statement of Operations. These components for the year ended December 31, 2020 and 2019 consist of the following:

	2020	2019

	(Dollars in thousands)
Finance lease costs
Amortization of right-of-use assets – finance	$2,006	$1,876
Interest on lease liabilities	1,769	1,746
Amortization of right-of-use assets – operating	4,951	5,093
Short term lease cost	3,380	2,207

Total lease cost	$12,106	$10,922

Maturities of operating and finance lease liabilities as of December 31, 2020 consisted of the following:

	Operating	Finance

	(Dollars in thousands)
2021	$7,206	$3,156
2022	7,127	3,104
2023	6,730	3,046
2024	6,680	3,046
2025	5,860	3,046
Thereafter	39,962	26,563

Total lease payments	73,565	41,961
Less: imputed interest	(18,339)	(14,253)

Present value of lease liabilities	55,226	27,708
Less current portion of lease liabilities	(4,532)	(1,471)
Less asset held for sale operating lease liabilities	(2,340)	—

Lease liabilities, net of current portion	$48,354	$26,237

The following disclosure as of December 31, 2018 was in accordance with ASC 840 prior to the adoption of ASC 842 on January 1, 2019. Future minimum lease payments for operating and capital leases on December 31, 2018 was as follows:

	Operating	Capital

	(Dollars in thousands)
2019	$4,285	$1,240
2020	3,202	1,240
2021	3,115	1,217
2022	3,142	1,158
2023	3,212	1,086
Thereafter	12,202	3,257

Total lease payments	29,158	9,198
Less: imputed interest	—	(3,062)

Present value of lease liabilities	29,158	6,136
Less: current portion of lease liabilities	—	(618)

Lease liabilities, net of current portion	$29,158	$5,518

Rent expense under ASC 840 for the year ended December 31, 2018 was $4.8 million and was included as a component of rent expense in the Consolidated Statements of Operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Leases Payable, Rental/Service Loaner Vehicles

As of December 31 2020, the Partnership participates in various service loaner lease programs based on agreements with the leasing affiliates of Honda, Audi, Subaru, Toyota, BMW, and Volkswagen (the “Distributors”). Under these agreements, the Partnership is required to lease vehicles from the Distributors for service periods of 6 to 12 months and in such quantities and models as the Distributors establish. The Partnership is required to pay monthly “lease charges” on each vehicle, which includes monthly depreciation allowances, insurance, taxes and an interest charge. The Partnership is required to purchase the vehicles at the end of the lease terms. Participation in the programs may be terminated by either party at any time.

On December 31, 2020 and 2019, leases payable for the rental/service loaner vehicles leased from the Distributors reflected in leased vehicle liability on the Consolidated Balance Sheets was $12.5 million and $15.6 million, respectively.

14.    Redeemable Non-Controlling Interests and Non-Controlling Interests

In August 2020, the Partnership and Toyota Motor Sales (“TMS”) settled a dispute via a confidential settlement arrangement. As part of this resolution, the current CEO of GPB Prime agreed to make an investment in the subsidiary which holds the Partnership’s Toyota dealerships. The agreement between the Partnership and the CEO provides terms that upon certain triggers, including a mandatory repurchase requirement upon the death of the holder, the Partnership is required to repurchase all of the interest from the holder. As a result, the non-controlling interest of $4.0 million and was classified as a component of redeemable non-controlling interest in the Consolidated Balance Sheet as of December 31, 2020.

The Partnership has a repurchase agreement with the Former CEO of Automile, a related party, who holds a non-controlling interest in a subsidiary of the Partnership. The agreement provides a put repurchase feature, including a mandatory repurchase requirement upon the death of the holder. As a result, the non-controlling interest was deemed to be mandatorily redeemable and was classified as a liability in the accompanying Consolidated Balance Sheets.

On April 1, 2019, the Former CEO of Automile elected to have his interest redeemed. Based on the amended and restated repurchase agreement dated March 1, 2019, the defined purchase price for the interest was set at $23.6 million. This amount was to be paid in four equal installments of $5.9 million, beginning on July 1, 2019 and thereafter annually on April 1, 2020 through April 1, 2022. Pursuant to the repurchase agreement, management has determined that no further adjustments to the liability will be required subsequent to the election of the repurchase, other than the accrual of interest, as noted below. The amount payable to the Former CEO of Automile as of December 31, 2020 and 2019 is $24.3 million and $23.8 million, respectively, and is reflected within the redeemable non-controlling interest line items on the Consolidated Balance Sheets.

As a result of bank restrictions, see “Footnote 10. Borrowings”, the Partnership did not make the required payment due on July 1, 2019. The amount due on July 1, 2019 of $5.9 million now accrues interest at LIBOR plus 5.0% per annum. The amount of accrued interest on December 31, 2019 totaled $0.2 million and is included in current portion of redeemable non-controlling interests in the Consolidated Balance Sheet.

The second required payment of $5.9 million, due April 1, 2020, was also not paid, and accrues interest at LIBOR plus 5.0% effective April 2, 2020. The amount of accrued interest as of December 31, 2020 increased $0.4 million to $0.6 million and is included in current portion of redeemable non-controlling interests in the Consolidated Balance Sheet.

The Partnership also has a repurchase agreement with a now former executive who holds a non-controlling interest in a subsidiary. The agreement provides that if the executive’s employment is terminated, or, after the third anniversary of the acquisition of the KRAG dealerships by the Partnership, the executive is entitled to exercise a put option and the Partnership will be required to repurchase all of that executive’s interests at amounts as defined in the agreement in cash. Based on the above terms $5.2 million was recorded on the Consolidated Balance Sheets as redeemable non-controlling interests on December 31, 2018. On September 16, 2019, the executive provided notice requiring the Partnership to repurchase his interests. The Partnership and the executive have finalized a settlement to repurchase all of the executive’s interests upon the sale of the KRAG dealerships. The repurchase agreement was exercised in September 2019 for $5.6 million. On December 31, 2019, $5.6 million is included on the Consolidated Balance Sheet in accrued expenses and other current liabilities. This balance was fully paid in 2020.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

The dealerships acquired from the Ron Carter Group each have members holding an aggregate 25% non-controlling interest in those entities.

An affiliated entity to the Partnership, GPB Holdings II, LP, held a 45% non-controlling interest in GPB Prime through February 2019. Upon the Gallery acquisition, GPB Holdings II, LP’s non-controlling interest in GPB Prime was reduced to 33.5%.

15.    Partners’ Capital

The Partnership was authorized to issue up to $750.0 million of Class A and Class B limited partnership Units. As of December 31, 2020, there were 7,872.54 Class A limited partnership Units, 3,554.91 Class A-1 limited partnership Units, 1,488.04 Class B limited partnership Units and 605.08 Class B-1 limited partnership Units issued and outstanding. As of December 31, 2019, there were 7,868.29 Class A limited partnership Units, 3,559.16 Class A-1 limited partnership Units, 1,489.04 Class B limited partnership Units and 604.08 Class B-1 limited partnership Units issued and outstanding. Each class of limited partnership interests is restricted and cannot be transferred without the consent of the General Partner. The unit issuance fees for Class B and Class B-1 Limited Partners are different than the fees paid by Class A and Class A-1 Limited Partners. These fees are direct and incremental costs of raising capital from issued Units and are reflected as unit offering costs in the Consolidated Statements of Partners’ Capital. GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner, is entitled to receive a performance allocation from the Partnership as discussed below.

Distributions

After payment of any tax distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion, the Partnership has generally made Class A and A-1 ordinary distributions at a rate of 8% of each Limited Partners’ adjusted units per annum. Adjusted units are calculated based on gross capital contributions of $50,000 less 11% selling fees equaling 1 adjusted unit. For example, if a Limited Partner subscribed into Class A for $50,000 with 11% selling fees with a net capital contribution of $44,500, that investor would receive a yearly distribution of $4,000. The calculation for this Limited Partner is 1 unit multiplied by the 8% distribution rate. Class B and B-1 investors have received ordinary distributions at a rate of 8.7% of gross capital contributions. As of December 31, 2020, none of the Limited Partners have reached the second tier of priority noted below.

•

First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ Net Capital Contribution amount;

•

Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ aggregate Capital Contributions;

•

Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions equal to the sum of such Limited Partners’ aggregate Capital Contributions and Limited Partner preferred return;

•

Fourth, 100% to the SLP until the cumulative distributions made to the SLP equal 20% of the sum of all amounts distributed to each Limited Partner in excess of such Limited Partners’ Net Capital Contribution amount and to the SLP; and

•

Thereafter, amounts available for distribution by the Partnership will be distributed 80% to the Limited Partners and 20% to the SLP, with such amounts distributed to the Limited Partners in proportion to their respective aggregate Capital Contributions.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

In the first quarter of 2019, the Partnership transitioned to a quarterly dynamic distribution rate, which will be paid in arrears. The General Partner will determine distribution amounts, if any, following the end of the calendar quarter, and will generally pay out distributions prior to the end of the subsequent quarter. Distribution rates under this policy will likely fluctuate from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect distribution rates to remain consistent at the current rate, or at any rate decided upon thereafter. In accordance with the first step of the Partnership’s distribution waterfall, all of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors. The source of these return of capital distributions have included, and may in the future continue to include, cash flow from operations and investor contributions. The change in the Partnership’s distribution policy reinforces the alignment between Limited Partners and GPB to improve fund performance and maximize value to our Limited Partners. As of February 2020, all distributions need to be approved by the Monitor until further notice.

Net profits and net losses will be allocated to the Limited Partners according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with U.S. GAAP.

Redemptions

As per the LPA and PPM, Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partners’ ability to request a redemption may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partners’ capital contribution or otherwise modify any limitations under the PPM. The Partnership intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12-month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The redemption price for redeemed Units will be 97% of the net asset value of such Units as of the close of business on the applicable redemption date, minus any fees incurred by the Partnership in connection with the redemption, including legal and administrative costs for redemption. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the price or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership’s redemption program. The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If the funds set aside for the redemption program are not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner’s sole discretion, pending requests will be honored among all requesting Limited Partners in accordance with their order of receipt.

In August 2018, the General Partner suspended all redemptions.

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. During the period from August 2015 through September 2018, the Partnership overpaid applicable redeeming investors $0.3 million and underpaid applicable redeeming investors $0.3 million.

If a Limited Partner was underpaid, the excess cash was distributed to the applicable Limited Partners in November 2019. When the suspension of redemptions is lifted, the redemption queue will be followed and all redemptions paid out will be equal to or a proportion of the Limited Partners’ capital account at the applicable redemption date.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

16.    Related Party Transactions

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $12.9 million, $12.9 million, and $11.9 million, respectively.

Acquisition Fee

Upon the consummation of any acquisition of, or debt investment in, a dealership, the Partnership may pay qualified third parties an acquisition fee equal to 1.75% of the total acquisition cost of the dealership, not to exceed 2.75% of the purchase price of the dealership assets acquired in the transaction (the “Acquisition Fee”). For these purposes, “total acquisition cost” is the sum of the debt used to acquire the asset (or assumed by the Partnership in making the acquisition), plus the purchase price of the asset acquired in the transaction, plus any working capital contributions made by the Partnership at the time of acquisition. The Acquisition Fee is paid in consideration of services provided, including but not limited to identifying, structuring and providing the Partnership with advice on acquisitions or debt investments. The Partnership paid Acquisition Fees to Axiom, of which Ascendant is a branch office, through March 2017. Thereafter, Acquisition Fees were paid to AAS, a registered broker-dealer in which the manager of the General Partner owns a minority stake.

Acquisition Fees charged to expense included as a component of closing and acquisition costs in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 to AAS were nil, nil, and $0.3 million, respectively.

Offering Costs

The Partnership pays up to 1.25% of the gross proceeds from the offering of its Units towards the direct and incremental offering costs actually incurred by the Partnership, GPB, its affiliates, or any third parties. Any offering costs in excess of such amount will be paid by GPB or its affiliates. GPB may elect to defer reimbursements from the Partnership of a portion of offering costs in its discretion. To date, the Partnership has not paid in excess of 1.25% of the gross proceeds from the offering of its Units.

Offering costs reflected as a reduction to Partners’ Capital included in unit issuance costs on the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018 were nil, nil, and $0.7 million, respectively, and primarily related to Ascendant.

Unit Issuance Costs Paid to Ascendant

Selling fees represent costs incurred in connection with the selling and service of LP interests for Class A Limited Partners in which the terms are described below. Service fees represent fees paid for by Class B Limited Partners, in connection with the sale of these Units. The annual servicing fee is 0.4% of all capital contributions attributable to Class B Units payable monthly according to each Class B Limited Partners’ invested capital.

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Notes to Consolidated Financial Statements  (Continued)

Selling fees include, among others, brokerage fees and commissions to broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), investment advisers and other investors in the Partnership (collectively, the “Selling Group”) all of which are direct and incremental to the issuance of these Units. Under the terms of the PPM, the Partnership may pay selling fees not to exceed, on a cumulative basis, 11.0% of the gross proceeds from the offering of the Partnership’s Units as follows:

•	Selling commission and due diligence fees to dealers up to 8% of the gross proceeds from the offering amount.

•	Placement and marketing support fees to selected dealers for assistance with the placement, marketing and due diligence of the offering up to 1.75% of the gross proceeds of the offering.

•	Wholesaling fees to registered representatives of broker-dealers engaged in wholesaling activities up to 1.25% of the gross proceeds received from the offering.

Selling and service fees are included in unit issuance costs and are reflected as a reduction of Partners’ Capital in the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018, and were $0.4 million, $0.4 million, and $4.5 million, respectively, related to Ascendant, and nil, nil, and $0.4 million, respectively, related to Axiom.

The Partnership also reimbursed Ascendant for $1.5 million for certain operating expenses and other services provided in 2018. These costs were charged to expense and included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2018.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $3.1 million and $1.7, million respectively. The balance associated with Partnership expenses payable was $0.7 million and $0.2 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

The dealerships were managed by a senior management team which provide operational leadership and administrative support to the dealerships. Capstone Automotive Management, LLC (“CAM”), which was organized on November 1, 2017 and owned by GPB, employs some members of the automotive team, and provides support functions. CAM charges the Partnership for its allocation of employee compensation and benefits, rent, travel and other expenses. CAM charges included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were nil, $0.1 million and $2.0 million, respectively.

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Item 8. Legal Proceedings.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Consolidated Statement of Operations as of December 31, 2020, 2019, and 2018 of $0.1 million, $0.2 million and $0.2 million, respectively, each year. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Consolidated Balance Sheets as of December 31, 2020 and 2019 for $0.7 million and $0.6 million, respectively.

NOTES RECEIVABLE FROM RELATED PARTIES

In August 2018, the Partnership sold interests in a used car entity to the Former Managing Partner, defined below, and the former owner of the entity at the time of acquisition by the Partnership. The sales price was $1.4 million, of which $0.4 million was paid in cash and $1.0 million is in the form of a note receivable due in August 2022 and reflected as a component of due from related parties, long term portion on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The note bears interest of 8% per annum, payable monthly. The interest income on this loan reflected as a component of interest income from related parties on the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 was $0.1 million in both years. In 2020, this note entered default and has been fully reserved for as of December 31, 2020. This note is collateralized by 100% of the interests in the entity.

NOTES PAYABLE TO RELATED PARTIES

In February 2016, the Partnership received proceeds in the form of a loan from GPB Holdings, LP. The loan was for $13.0 million and payable in February 2017. The loan due date was subsequently extended through December 31, 2018 All principal and accrued interest was repaid in full in February 2018. The loan bore interest at 13.5%, payable upon repayment of the loan. Interest expense on this loan of $0.2 million is reflected as a component of interest expense to related parties in the Consolidated Statements of Operation for the year ended December 31, 2018.

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $3.3 million, $4.1 million and $4.0 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $2.0 million, and $1.6 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.4 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $0.9 million and $0.8 million, as of December 31, 2020 and 2019, respectively, which is included as a component of due to related parties in the Consolidated Balance Sheets. Interest expense on this loan reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $0.1 million each year.

Notes payable – related party consisted of the following:

Note	Face Value	Maturity Date	December 31, 2020	December 31, 2019

	(Dollars in thousands)
AISF Note 1	$15,412	8/5/2020	$—	$14,976
AISF Note 2	13,500	9/30/2020	—	12,954
AISF Note 3	3,256	10/13/2020	—	3,155
AISF Note 4	1,223	12/21/2020	—	1,158
AISF Note 5	6,556	5/1/2021	6,366	5,955
AISF Note 6	5,203	11/1/2021	5,039	4,881
AISF Note 7	3,272	4/24/2023	2,871	2,738
DSR Note	652	6/30/2019	903	825

Total			15,179	46,642
Less: current portion			(12,308)	(33,068)

Total long-term notes payable – related party			$2,871	$13,574

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

expenses of $1.4 million and $1.9 million on December 31, 2020 and 2019, respectively, which is included as a component of due from related parties in the Consolidated Balance Sheets. The $1.4 million receivable as of December 31, 2020 is gross of a $1.2 million allowance for doubtful accounts recorded against it.

The Partnership also paid expenses on behalf of other holding companies managed by GPB. The balance of these expenses owed to the Partnership was $0.5 million and are reflected as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019.

The Partnership loaned GPB Holdings II, LP $1.3 million in 2019. There were no specific repayment or interest terms and the entire loan balance was outstanding on December 31, 2019 and included in due from related parties in the Consolidated Balance Sheets. This receivable was repaid in full to the Partnership in 2020.

In 2018, the Partnership borrowed $0.7 million from an affiliate, Capstone Automotive Group II, LLC (“CAGII”) to be used in the Partnership’s anticipated 2019 acquisition of Gallery, which consisted of six dealerships in Massachusetts. During 2019, the $0.7 million was repaid in full to CAGII by the Partnership. It was then determined that the $0.7 million contributed to acquire Gallery was an investment by CAGII and not due back to CAGII by the Partnership. Accordingly, the $0.7 million paid to CAGII in 2019 was recorded as a receivable as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019. This receivable was repaid to the Partnership in full in 2020.

COMPENSATION ARRANGEMENTS

The Partnership had an agreement with a then managing partner and member of its operating subsidiaries (Jeffrey Lash, “Former Managing Partner”) which provided that the Former Managing Partner receive both a fixed and variable compensation based on the level of certain dealerships’ operating results. During February 2018, GPB executed an agreement with the Former Managing Partner, for his resignation and for the transfer of his membership interests. The Partnership recorded expenses relating to this agreement reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2019 and 2018 of $0.1 million and $2.7 million, respectively. The balance of the amounts due under this agreement was $0.2 million and $0.5 million as of December 31, 2019 and 2018, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets. In 2020, a new agreement was executed ending all payments relating to the Former Managing Partner’s compensation as of June 2020. The remaining balances due were paid and there was no balance at December 31, 2020.

OTHER RELATED PARTY TRANSACTIONS

In 2018, GPB Holdings II, LP contributed $8.3 million into GPB Prime.

During 2020, 2019 and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings, LP, totaling $2.2 million, $2.2 million and $3.3 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings II, LP, totaling $1.7 million, $3.9 million, and $2.0 million, respectively.

During 2019 and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings, LP totaling $0.6 million and $1.9 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings II, LP, totaling $0.5 million, $0.1, million, and $0.4 million, respectively.

During March 2018, the Partnership received $1.9 million from the General Partner as a voluntary contribution. The contribution is recorded as a capital contribution in the Consolidated Statements of Partners’ Capital for the year ended December 31, 2018.

The member of the General Partner (David Gentile, “Member”) is a former partner of an accounting firm, that performs accounting services for the Partnership. The Member’s father is also a current partner at the accounting firm. The Partnership recorded professional fees expense reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019,

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

and 2018 of $0.3 million, $0.3 million, and $0.3 million, respectively. The balance of the amounts due was $0.3 million and $0.3 million as of December 31, 2020 and 2019, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets.

In October 2020, the Member purchased a car from GPB Prime valued at $0.2 million.

Certain GPB employees, certain other individuals, and entities that have assisted and may in the future assist in our operations, are and/or will be members in GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner. The Special LP will receive a performance allocation fee, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the years ending December 31, 2020, 2019, and 2018 there have been no performance allocation fees paid to the Special LP.

In 2018, the Special LP, purchased Partnership interests in the amount of $0.3 million in private transactions with existing investors.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2020 of $1.5 million.

Guarantees

The Member of the General Partner provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Consolidated Balance Sheets as of December 31, 2020 and 2019. The guarantee fees are amortized over the life of the loans. The amortization of these guaranty fees reflected as a component of interest expense to related parties in the Consolidated Statements of Operations for the years ending December 31, 2020, 2019, and 2018 was $0.1 million, $0.1 million and $0.2 million, respectively. The unamortized portion of the guarantee fee asset of $0.1 million and $0.2 million is included as a component of other assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.

17.    Commitments and Contingencies

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received. In 2020, the Partnership expensed $1.6 million of legal indemnification expenses recorded in selling, general and administrative expenses in the Consolidated Statement of Operations.

With respect to all significant litigation and regulatory matters facing us, our General Partner, and our dealerships, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principles and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the “Monitor”) in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the “Order”). Pursuant to the Order, Capital Holdings shall (i) grant the monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor will have the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning proposed material transactions; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning such extensions of credit; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies and will negotiate a protocol with Capital Holdings for the review of this information; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ forthcoming audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits and will negotiate a protocol with Capital Holdings for the review of this information; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB-managed funds, which Capital Holdings will promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies, provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

shall have the power to approve or disapprove of the material change; (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor shall file with the Court under seal or in redacted form to protect sensitive, proprietary information, and provide to the SEC and Capital Holdings, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order. The Order was amended on April 13, 2021, primarily to provide certain state regulators with access to such reports filed by the Monitor.

The Monitor was required to submit a report to the court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor sent a letter to the Court on April 12, 2021, recommending the monitorship be extended for 180 days. On April 14, 2021, the Court issued an amended order providing (i) that the Monitor will remain in place until terminated by order of the EDNY Court (ii) that certain state regulators will receive access to such reports filed by the Monitor.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York. No GPB fund was sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies. On March 10, 2021, the Courted granted a motion by the U.S. Attorney’s Office for the Eastern District of New York to intervene in this litigation and to stay the SEC case until the conclusion of the related criminal case, described below.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture.

GPB learned from public sources on October 23, 2019 that a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds.

On February 4, 2021, seven State securities regulators (Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina) filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York and South Carolina have been stayed pending the conclusion of the related criminal case.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al., Case No. 654059/2020

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital, Ascendant AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al., Case No. 656982/2019

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant, Case No. 652858/2020

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, aiding and abetting the breaches of fiduciary duty, breach of contract, and unjust enrichment, among other claims. Plaintiffs are seeking declaratory relief and unspecified damages, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al., Case No. 2020-0545

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding GPB’s business practices, among other things. A trial date has been set for March 2021. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotton, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities, Case No. 604943/2020

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Monica Ortiz, on behalf of herself and other individuals similarly situated. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals, Case No. 604918/2020

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al.), Case No. 157679/2019

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al., Case No. 2020-0402

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider, Defendants, and GPB Holdings I, and the Partnership, as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging various breaches of fiduciary duty, unjust enrichment, and with regard to GPB, breach of the Partnerships’ LPAs. Plaintiffs are seeking unspecified damages, declaratory, and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II and Auto Portfolio v. GPB Capital Holdings, LLC, et al., Case No. 2020-0054

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC, Case No. 2019-1005

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as general partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al., Case No. 30-2019-01115653-CU-FR-CJC

In December 2019, plaintiffs filed a civil action in superior court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1—15, inclusive. The Complaint alleges breach of contract, negligence, fraud and breach of fiduciary duty. Plaintiffs are seeking rescission, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al., Case No. 19 Civ. 1079

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (Please note that the original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, and violations of the Texas Securities Act. The plaintiffs are seeking unspecified damages, declaratory relief, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al., Case No. 19-CV-10498

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges, among other things, fraud and material omissions and misrepresentations to induce investment. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al., Case No. 19-CV-1050

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. The plaintiffs are seeking unspecified damages and certain equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB Capital Holdings, LLC et al. v. Patrick Dibre, Case No. 606417/2017

In July 2017, GPB, the Partnership, GPB Holdings I, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract and additional claims arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment.

Both parties are currently engaged in court-supervised mediation and are negotiating a potential partial settlement. However, there can be no assurance that the parties will reach a settlement on any of the issues raised in the litigation. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al., Case No. 650928/2021 (New York Sup. Ct)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the general partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million and a declaration that Concorde is contractually indemnified by the Defendants. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

Dealership Related Litigation

David Rosenberg, et al. v. GPB Prime Holdings LLC et al., Case No. 1982CV00925

In June 2019, the Former CEO of Automile, David Rosenberg brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost and Automile Parent Holdings, LLC, as a nominal Defendant. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Settlement talks with Mr. Rosenberg commenced but were halted. Mr. Rosenberg’s breach of contract claims relating to his employment agreement have been submitted to the American Arbitration Association for binding arbitration with Automile Parent Holdings, LLC.

We believe the allegations have little to no basis and will continue to vigorously oppose the claims. Any potential losses associated with this matter cannot be estimated at this time.

Patrick Hickey, et al v. Automile Holdings, LLC, et al; AAA #: 01-07-0000-0078

On or about January 2, 2017, plaintiffs filed a class action arbitration against Automile Holdings, LLC and subsidiaries (“Automile Dealerships”), alleging violations of state labor regulations. Specifically, the Complaint alleges that the Automile Dealerships failed to properly pay employees for overtime hours and, in some instances, sufficient minimum wages for hours worked.

In 2020, the Automile Dealerships entered into a settlement agreement in full resolution of the matter. Under the terms of the settlement agreement, the Automile Dealerships is obligated to pay $10.5 million into a Settlement Fund. In September 2020, the $7.5 million indemnification amount was released in satisfaction of the Partnership’s indemnification claim with the previous owners. In October 2020, the Settlement Fund was funded by the Automile Dealerships. The settlement was charged as a component of selling, general and administrative expenses in the consolidated statements of operations for $1.8 million and $1.2 million for the years ending December 31, 2019 and 2018, respectively.

VWoA v. GPB Capital Holdings, LLC

On or about February 7, 2020, Volkswagen of America (“VWoA”) filed a complaint against GPB in the Southern District of New York.

VWoA seeks declaration that: (a) GPB’s change of directors entitles VWoA to the remedies agreed upon by the parties in the Business Relationship Agreement, as Amended (“BRA”), which allegedly includes a requirement for GBP to cause the divestiture of the Volkswagen dealerships owned by the Partnership upon certain events; (b) GPB’s removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; (c) GPB failed to abide by the BRA’s divestiture requirement, thus entitling VWoA to enforce the termination remedy; (d) a declaration that: (1) GPB caused, directed or permitted its dealerships to file the Arbitration Action; (2) the filing of the Arbitration Action is a breach of GPB’s covenant not to contest or sue; and (3) VWoA is entitled full enforcement of the BRA, including enforcement of its right to recoup all attorney fees and costs associated with the defense of this proceeding and the Arbitration Action, and that GPB is required to indemnify and hold VWoA harmless from any monetary damages, equitable judgments, or fees and costs resulting from any legal, administrative, or (4) equitable proceeding; (e) judgment awarding VWoA specific performance of the BRA, including ordering GPB to cause the Dealership Agreements for the Prime, Caprara, and Norwood dealerships to be terminated; (f) judgment awarding VWoA relief from the Arbitration Action, including but not limited to ordering GPB to cause the dealer to dismiss the Arbitration Action with prejudice; and (g) judgment awarding VWoA all of its attorneys’ fees and legal costs incurred in this proceeding and also in defense of VWoA’s rights regarding the Arbitration Action.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

This lawsuit has been amended although it has not been filed against the Volkswagen dealerships owned by the Partnership, and is not a lawsuit against those dealerships to terminate the relevant Volkswagen Franchise Agreements. VWoA has filed this suit to try to avoid arbitration sought by the dealerships, despite VWoA’s dealership agreement having provisions to allow a dealer to seek arbitration, and to enforce alleged contract rights against the Partnership. GPB filed an answer generally denying the allegations, and the parties proceeded with written discovery and depositions, though discovery was abated by court orders until June 29 2021. The Caprara Volkswagen dealership was sold for commercial reasons unrelated to this litigation in 2020. In April 2020, Saco Auto Holdings VW, LLC d/b/a Prime Volkswagen (“Prime VW”), the entity operating the Volkswagen dealership in Saco, Maine, filed a separate action before the Maine Motor Vehicle Franchise Board protesting VWoA’s efforts to cause GPB to divest the Volkswagen dealerships, which would result in the effective termination of that dealership. Consistent with the legal position being taken by GPB in the SDNY case, Prime VW contends that VWoA’s attempt to force the divestiture of the dealerships violates state law and Prime VW intends to vigorously contest VWoA’s efforts to cause the divestiture of the dealership in Maine’s Motor Vehicle Franchise Board. Plaintiffs have not tendered a monetary value on relief sought. GPB believes VWoA’s allegations have little to no basis and has been and will continue to vigorously defend itself in this matter. Any potential losses associated with this matter cannot be estimated at this time.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc.; C.A. No. 1:20-cv-10861

AMR Auto Holdings – PA, LLC (a subsidiary of the Partnership) is a Massachusetts based motor vehicle dealership with a franchise to sell and service new Audi products. This dealership entity is wholly owned by Automile Holdings, LLC. On September 16, 2019, the Board of Managers of Automile Holdings, LLC terminated its Chief Executive Officer for cause and communicated its action to the various motor vehicle manufacturers and distributors with which it or its subsidiaries have franchises, including Audi of America, Inc (“AoA”). Certain manufacturers, including AoA, raised concerns that various provisions of underlying agreements had been breached by terminating the CEO without providing prior notice and receiving prior consent from the distributor. On February 5, 2020, AoA sent a notice of termination, seeking to terminate AMR Auto Holdings-PA LLC’s franchise agreement. On April 3, 2020, AMR Auto Holdings – PA, LLC filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, protesting Audi’s notice of termination which, by agreement with Audi, stays termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to, and is presently pending in, the United States District Court for the District of Massachusetts. The parties have initiated, but have not completed, limited discovery, and experts have not been designated. Also, the case is presently inactive due to a joint request to the Court, which was granted, to postpone all deadlines for sixty (60) days. The stay ends on May 4, 2021, at which time there will be another court conference to determine how the case will proceed. AMR Auto Holdings – PA, LLC is and will continue to vigorously protest AoA’s notice of termination through this litigation. Any potential losses associated with this matter cannot be estimated at this time.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

18.    Condensed Financial Information of Parent Company

The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. As disclosed in “Footnote 10. Borrowings”, the M&T Credit Agreement as amended on September 21, 2018 and June 14, 2019, which restricts GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership’s subsidiaries, other than GPB Prime, as well as pay any put, redemption, or equity recapture options or agreements to any person, until all covenant requirements have been

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

met as stipulated in the amendment. These restrictions have resulted in the restricted net assets (as defined in Rule 1-02 of Regulation S-X) of GPB Prime and its subsidiaries to exceed 25% of the consolidated net assets of the Partnership.

Accordingly, condensed financial information is presented on a “parent-only” basis and the Partnership’s investment in its subsidiaries is stated at cost plus equity in earnings (loss) of subsidiary. The condensed parent-only financial information should not be used as a substitute for the Partnership’s consolidated financial statements.

The following table presents the parent-only balance sheets of the Partnership as of December 31, 2020 and 2019:

	December 31,
	2020	2019

	(Dollars in thousands)
Assets
Cash	$3,518	$2,463
Investment in subsidiaries	326,395	376,604
Other assets	648	2,219

Total assets	$330,561	$381,286

Liabilities
Other current liabilities	18,825	$39,120
Other long-term liabilities	2,871	13,574

Total liabilities	$21,696	$52,694

Partners’ Capital
Partners’ capital attributable to the partnership	308,865	328,592

Total liabilities and partners’ capital	$330,561	$381,286

The following table presents the parent-only statements of operations of the Partnership for the years ended December 31, 2020, 2019, and 2018:

	December 31,
	2020	2019	2018

	(Dollars in thousands)
Equity in earnings (loss) of subsidiaries	$15,793	$(10,145)	$(59,524)
Selling, general and administrative expenses	(16,719)	(12,839)	(14,739)
Managerial assistance fee, related party	(12,934)	(12,930)	(11,923)
Other expense, net	(5,447)	(6,651)	(14,735)

Net loss of parent company	$(19,307)	$(42,565)	$(100,921)

The following table presents the parent-only statements of cash flows of the Partnership for the years ended December 31, 2020, 2019 and 2018:

	Years Ended December 31,
	2020	2019	2018

	(Dollars in thousands)
Cash flows from operating activities:
Net Loss	$(19,307)	$(42,565)	$(100,921)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from investment in subsidiaries	(15,795)	10,146	64,151
Amortization of capitalized guarantee costs in interest expense to related party	127	127	207
Amortization of debt issuance costs in interest expense to related party	1,849	1,960	1,636
Forgiveness of note receivable with subsidiary	—	—	7,850
Changes in operating assets and liabilities, net of effects from business combinations
Other assets	1,444	(1,030)	6,477
Other liabilities	543	(2,879)	4,427

Net cash used in operating activities	(31,139)	(34,241)	(16,173)

Cash flows from investing activities:
Capital contributions in investments in subsidiaries	(5,335)	(81,046)	(47,935)
Distributions from investments in subsidiaries	71,340	5,526	15,306

Net cash provided by (used in) investing activities	66,005	(75,520)	(32,629)

Cash flows from financing activities:
Payments of debt issuance costs to related parties	—	(613)	—
(Payments of) proceeds from notes payable to related parties	(33,391)	3,272
Partners’ capital contributions	—	—	185,383
Unit issuance costs	(420)	(419)	(17,760)
Distributions to partners	—	—	(46,793)
Redemptions	—	—	(1,607)

Net cash (used in) provided by financing activities	(33,811)	2,240	119,223

Net increase (decrease) in cash	1,055	(107,521)	70,421

Cash, beginning of year	2,463	109,984	39,563

Cash, end of year	$3,518	$2,463	$109,984

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements  (Continued)

19.    Subsequent Events

Subsequent events have been evaluated through May 14, 2021.

In December 2020, the Board voted unanimously to proceed with the purchase, by Highline’s senior management, of 100% of Highline from the General Partner. As of May 14, 2021, the parties have not executed a purchase/sale agreement, however both sides have committed to negotiate in good faith to effectuate this proposed transaction and expect to close during the first half of 2021.

In February 2021, Robert Chmiel was named interim Chief Executive Officer of the General Partner.

In March 2021, the Partnership sold Prime Toyota Boston dealership for net proceeds of $10.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships.

In March 2021, the Partnership sold Hyannis Toyota and Orleans Toyota dealerships for net proceeds of $23.8 million and the related real estate for net proceeds of $16.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships and related real estate.

In March 2021, the Partnership sold a vacant parcel of real estate for net proceeds of $3.0 million. The proceeds were used in part to repay all outstanding debt relating to real estate.

In April 2021, the Partnership sold Prime Subaru Hyannis and Prime Chevy Hyannis dealerships for net proceeds of $6.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships.

In May 2021, the Partnership sold the remaining KRAG related real estate for net proceeds of $11.8 million.